UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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ALLIANT ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIANT ENERGY CORPORATION

ANNUAL MEETING OF SHAREOWNERS

DATE:	Tuesday, May 10, 2011

TIME:	1:00 p.m. (Central Daylight Time)

LOCATION:	The Hotel at Kirkwood Center 7725 Kirkwood Blvd., S.W. Cedar Rapids, Iowa 52404

SHAREOWNER INFORMATION

Wells Fargo Shareowner Services

161 North Concord Exchange

P. O. Box 64854

St. Paul, MN 55164-0854

1-800-356-5343

www.wellsfargo.com/shareownerservices

Alliant Energy Corporation 4902 North Biltmore Lane P. O. Box 14720 Madison, WI 53708-0720 Phone: 608-458-3110

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Alliant Energy Corporation Shareowner:

On Tuesday, May 10, 2011, Alliant Energy Corporation will hold its 2011 Annual Meeting of Shareowners at the meeting facilities of The Hotel at Kirkwood Center, 7725 Kirkwood Blvd., S.W., Cedar Rapids, Iowa 52404. The meeting will begin at 1:00 p.m. (Central Daylight Time).

Only our shareowners of record at the close of business on March 17, 2011 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, our shareowners will be asked to:

1.	Elect two directors to serve on our Board of Directors for terms expiring at the 2014 Annual Meeting;

2.	Consider an advisory vote on compensation of our named executive officers;

3.	Consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers;

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011; and

5.	Attend to any other business properly presented at the meeting.

Our Board of Directors presently knows of no other business to come before the meeting.

If your shares are registered directly with our Shareowner Direct Plan, the Alliant Energy 401(k) Savings Plan or the IES Employee Stock Ownership Plan, then you may vote those shares by telephone or Internet. Instructions for voting by these convenient methods are shown on the enclosed proxy card. If you prefer, you may sign and date the enclosed proxy card and return it in the postage-paid envelope.

A copy of our 2010 Annual Report was included in the mailing of this Notice of Annual Meeting and Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on May 10, 2011. The Alliant Energy Corporation proxy statement for the 2011 Annual Meeting of Shareowners and the 2010 Annual Report to Shareowners are available at http://www.alliantenergy.com/eproxy.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary and

Assistant General Counsel

Dated, mailed and made available on the

Internet on or about March 30, 2011.

QUESTIONS AND ANSWERS

1. Q:	Why am I receiving these materials?
A:	Our Board of Directors is providing these proxy materials to you in connection with our Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on Tuesday, May 10, 2011. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2. Q:	What is Alliant Energy Corporation?
A:	We are a public utility holding company whose regulated utilities are Interstate Power and Light Company (“IPL”) and Wisconsin Power and Light Company (“WPL”).

3. Q:	Who is entitled to vote at the Annual Meeting?
A:	Only shareowners of record at the close of business on March 17, 2011 are entitled to vote at the Annual Meeting. As of the record date, 110,942,128 shares of our common stock were issued and outstanding. Each shareowner is entitled to one vote for each share of our common stock held on the record date.

4. Q:	What may I vote on at the Annual Meeting?
A:	You may vote on:

•	The election of two nominees to serve on our Board of Directors for terms expiring at the 2014 Annual Meeting;
•	A non-binding advisory vote to approve compensation of our named executive officers;
•	A non-binding advisory vote on the frequency of the advisory vote on compensation of our named executive officers; and
•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

5. Q:	How does the Board of Directors recommend I vote?
A:	Our Board of Directors recommends that you vote your shares FOR each of the listed director nominees; FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion contained in this proxy statement; for a frequency of 1 YEAR for future non-binding shareholder advisory votes on compensation of our named executive officers; and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

6. Q:	How can I vote my shares?
A:	You may vote either in person at the Annual Meeting or by appointing a proxy. If your shares are registered directly with our Shareowner Direct Plan, the Alliant Energy 401(k) Savings Plan or the IES Employee Stock Ownership Plan, then you have three options to appoint a proxy:

•	By telephone,
•	By Internet, or
•	By mailing the proxy card.

Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other record holder, then you may vote by the methods your bank or broker make available, in which case the bank or broker will include instructions with this proxy statement. If you vote by the Internet, then you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q:	How are votes counted?

A:

•	Election of directors — You may vote FOR all of the director nominees or you may WITHHOLD your vote with respect to one or more nominees.
•	Advisory vote on compensation of our named executive officers — You may vote FOR or AGAINST approval of the compensation of our named executive officers, or you may ABSTAIN.

•

Frequency of advisory vote on compensation of our named executive officers — You may vote to hold future advisory votes on the compensation of our named executive officers every 1 YEAR, 2 YEARS or 3 YEARS, or you may ABSTAIN.

•

Ratification of independent registered public accounting firm — You may vote FOR or AGAINST ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011, or you may ABSTAIN.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all listed director nominees, FOR approval of the compensation of our named executive officers, for a frequency of 1 YEAR for future advisory votes on compensation of our named executive officers and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011. If your proxy card is not signed, your votes will not be counted.

If you hold your shares through a bank, broker or other record holder and you do not provide such bank, broker or other record holder with specific voting instructions on a timely basis, your shares will not be voted with respect to the election of directors, the advisory vote on compensation of our named executive officers or the advisory vote on the frequency of the advisory vote on compensation of our named executive officers. We urge you to carefully consider all of the proposals and direct your bank, broker or other record holder to vote your shares as you desire.

8. Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the Annual Meeting by

•	Providing written notice to our Corporate Secretary and voting in person at the Annual Meeting; or
•	Appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

9. Q:	What shares are included on the proxy card(s)?
A:	Your proxy card(s) covers all of your shares of our common stock, including any shares held in your account under our Shareowner Direct Plan and the 401(k) Savings Plan. For present or past employees of IPL, your proxy card includes any shares held in your account under the IES Employee Stock Ownership Plan.

10. Q:	How is the Company’s common stock held for employees in the Alliant Energy Corporation 401(k) Savings Plan voted?
A:	Your shares held in the 401(k) Savings Plan will be included on the proxy card that covers all of your shares of our common stock as described above. You will not receive a separate proxy card for these shares.

11. Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Wells Fargo Shareowner Services at the shareowner information number shown at the front of this proxy statement.

12. Q:	Who may attend the Annual Meeting?
A:	All shareowners who owned our shares of common stock on March 17, 2011 may attend the Annual Meeting. You will be asked to indicate whether you plan to attend the Annual Meeting when voting by telephone or Internet, or you may indicate your intention to attend the Annual Meeting on the enclosed proxy card.

13. Q:	How will voting on any other business be conducted?
A:	Our Board of Directors does not know of any business to be considered at the Annual Meeting other than the four proposals set forth in this proxy statement. These consist of the election of directors, the advisory vote on compensation of our named executive officers, the advisory vote on the frequency of the advisory vote on compensation of our named executive officers and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011. If any other business is properly presented at the Annual Meeting, your proxy gives William D. Harvey, our Chairman and Chief Executive Officer, and F. J. Buri, our Corporate Secretary, authority to vote on such matters at their discretion.

14. Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the Annual Meeting. You may also call us at the information number shown on the Notice of Annual Meeting for the results. We will also file the voting results on a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

15. Q:	Are our 2010 Annual Report and these proxy materials available on the Internet?
A:	Yes. As required by rules adopted by the SEC, we are making our proxy statement and our annual report available to our shareowners electronically via the Internet. You can access these materials at http://www.alliantenergy.com/eproxy.

16. Q:	How can I access future proxy materials and annual reports on the Internet?
A:	We are offering you the opportunity to consent to access our future notices of shareowner meetings, proxy materials and annual reports electronically through our web site.

If you are a shareowner of record, you can consent to access these materials electronically to allow us to save the cost of producing and mailing these materials by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you consent to access these materials over the Internet, then you will receive a proxy card in the mail next year with instructions containing the Internet address to access those materials. However, you will not receive those proxy materials and the annual report by mail. Your consent will remain in effect unless it is revoked by writing to Wells Fargo Shareowner Services at the shareowner information address shown at the front of this proxy statement.

If you hold your stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you consent to electronic access, then you will be responsible for your usual Internet-related charges (e.g., on-line fees and telephone charges) in connection with electronic viewing and printing of proxy materials and annual reports. We will continue to distribute printed materials to shareowners who do not consent to access these materials electronically.

17. Q:	When are shareowner proposals for the 2012 Annual Meeting due?
A:	All shareowner proposals to be considered for inclusion in our proxy statement for the 2012 Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), must be received at our principal office by Dec. 1, 2011.

In addition, any shareowner who intends to present a proposal at the 2012 Annual Meeting must comply with the requirements set forth in our Bylaws. Our Bylaws state, among other things, that to bring business before an annual meeting, a shareowner must give written notice that complies with the Bylaws to our Corporate Secretary not later than 45 days in advance of the first annual anniversary of the date we first mailed our proxy statement to shareowners for the prior year’s annual meeting. Accordingly, we must receive notice of a shareowner’s proposal submitted other than pursuant to Rule 14a-8 no later than Feb. 14, 2012. If the notice is received after Feb. 14, 2012, then the notice will be considered untimely and we are not required to present such proposal at the 2012 Annual Meeting. If our Board of Directors chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2012 Annual Meeting, then the persons named in the proxies solicited by the Board of Directors for the 2012 Annual Meeting may exercise discretionary voting power with respect to such proposal.

18. Q:	Who is our independent registered public accounting firm and how is it appointed?
A:	Deloitte & Touche LLP audited our financial statements for the year ended Dec. 31, 2010. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. The Audit Committee of the Board of Directors has appointed, and is recommending for ratification by shareowners its appointment of, Deloitte & Touche LLP as our independent registered public accounting firm for the year ending Dec. 31, 2011.

19. Q:	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
A:

We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities. We will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals. We have retained Phoenix Advisory Partners LLC to aid in the solicitation at an estimated cost of $7,500 plus reimbursable out-of-pocket expenses.

20. Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of the 2010 Annual Report and proxy statement?
A:	Pursuant to the rules of the SEC, services that deliver our communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of our 2010 Annual Report and proxy statement. Upon written or oral request, we will mail a copy of the 2010 Annual Report and proxy statement to any shareowner at a shared address to which a single copy of the document was previously delivered. You may notify us of your request by calling or writing to us at the information address or number shown on the Notice of Annual Meeting. You may also access these materials at http://www.alliantenergy.com/eproxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected with terms expiring in 2014. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are William D. Harvey and Singleton B. McAllister. Each of the nominees is currently serving on our Board of Directors. Each person elected as a director will serve until our Annual Meeting of Shareowners in 2014 or until his or her successor has been duly qualified and elected.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, including as a result of broker non-votes, will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of Dec. 31, 2010); an account of their specific business experience; the names of publicly held and certain other corporations of which they also are, or have been within the past five years, directors; and a brief discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES

WILLIAM D. HARVEY Age 61	Director since 2005 Nominated Term expires in 2014
Mr. Harvey has served as Chairman of the Board of the Company, IPL and WPL since February 2006. He has served as Chief Executive Officer of the Company, IPL and WPL since July 2005. He served as President of the Company from January 2004 until February 2011. He previously served as President and Chief Operating Officer of the Company and Chief Operating Officer of IPL and WPL from January 2004 to July 2005 and as Executive Vice President – Generation for the Company and IPL and President of WPL from 1998 to January 2004. Mr. Harvey serves on the board of directors of Sentry Insurance Company. Mr. Harvey’s long-term experience with our operations, customer perspectives, utility and environmental regulation, legal matters, safety, and diversity initiatives led to the conclusion that he should serve as Chairman of the Board.

SINGLETON B. MCALLISTER Age 58	Director since 2001 Nominated Term expires in 2014
Ms. McAllister has been a partner in the Washington D. C. office of the law firm of Blank Rome LLP since June 2010. She previously served as a partner in the law firm of LeClair & Ryan LLP since October 2007 and as a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P. C. from July 2005 to October 2007. She served as the Corporate Diversity Counsel practice group chair and in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP from 2003 to July 2005. Ms. McAllister has served on the board of directors of United Rentals, Inc. since 2004. Ms. McAllister has served as a Director of IPL and WPL since 2001. Ms. McAllister’s experience in legal, legislative, regulatory, public affairs, human resources and diversity initiatives led to the conclusion that she should serve on our Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” all nominees for election as directors.

CONTINUING DIRECTORS

MICHAEL L. BENNETT Age 57	Director since 2003 Term expires in 2013
Mr. Bennett has been a private investor and consultant in Sioux City, Iowa since May 2010. He previously served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products headquartered in Sioux City, Iowa, since April 2001. He also served as Chairman of the Board and President for Terra Nitrogen Company, L.P., a subsidiary of Terra Industries Inc. He has served on the board of directors of Arclin, Inc., a privately held company located in Canada since 2010. Mr. Bennett has served as a Director of IPL and WPL since 2003. Mr. Bennett is Chairperson of the Nominating and Governance Committee, our Lead Independent Director and an audit committee financial expert. Mr. Bennett’s leadership of a publicly traded company and his experience in operations, customer perspectives, legal matters, and human resource matters led to the conclusion that he should serve on our Board of Directors.

DARRYL B. HAZEL Age 62	Director since 2006 Term expires in 2013
Mr. Hazel has been the principal of Darryl B. Hazel Consulting LLC, a business consulting firm in Detroit, Mich., since January 2010. He retired in January 2010 from his position as Senior Vice President, Global Services Initiatives of Ford Motor Company, an automobile manufacturer. He also served as President of the Customer Service Division and Senior Vice President of Ford Motor Company from March 2006 to September 2009. He previously served as President of Marketing of Ford Motor Company from September 2005 to March 2006; President of the Ford Division from April 2005 to September 2005; and President of the Lincoln Mercury Division from August 2002 to April 2005. Mr. Hazel has served as a Director of IPL and WPL since 2006. Mr. Hazel is an audit committee financial expert. Mr. Hazel’s long-term experience as an executive of a publicly traded company and its subsidiaries along with his experience in operations, customer perspectives, human resources, technology matters and diversity initiatives led to the conclusion that he should serve on our Board of Directors.

ANN K. NEWHALL Age 59	Director since 2003 Term expires in 2012
Ms. Newhall retired in August 2008 from her position as Executive Vice President, Chief Operating Officer, Secretary and a Director of Rural Cellular Corporation (“RCC”), a cellular communications corporation located in Alexandria, Minn., following RCC’s sale to Verizon. Ms. Newhall held this position from 2000 to 2008. Ms. Newhall has served as a Director of IPL and WPL since 2003. Ms. Newhall is Chairperson of the Compensation & Personnel Committee. Ms. Newhall’s leadership in a publicly traded company and her experience in operations, customer perspectives, legal, regulatory, human resources and technology matters led to the conclusion that she should serve on our Board of Directors.

DEAN C. OESTREICH Age 58	Director since 2005 Term expires in 2012
Mr. Oestreich has been a consultant to Pioneer Hi-Bred International, Inc., developer and supplier of advanced plant genetics, and a wholly-owned subsidiary of DuPont Corporation, located in Johnston, Iowa, since January 2010. He previously served as Chairman from November 2007 to his retirement in December 2009. He also served as Vice President of DuPont Corporation from 2004 through 2009. He previously served as President of Pioneer Hi-Bred International, Inc. from 2004 to 2007. Mr. Oestreich has served as a Director of IPL and WPL since 2005. Mr. Oestreich is Chairperson of the Environmental, Nuclear, Health and Safety Committee. Mr. Oestreich’s experience with publicly traded companies, operations, customer perspectives, regulatory and public affairs, human resources, technology, environmental matters and safety led to the conclusion that he should serve on our Board of Directors.

DAVID A. PERDUE Age 61	Director since 2001 Term expires in 2013
Mr. Perdue has been the Chief Executive Officer of Aquila Group LLC based in Sea Island, Ga., a private investment firm involved with, among other investments, retail markets in India, since 2007. He retired in July 2007 from his position as Chairman of the Board and Chief Executive Officer of Dollar General Corporation, a retail organization headquartered in Goodlettsville, Tenn. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company. Pillowtex emerged from bankruptcy in May 2002 and reentered bankruptcy in July 2003. Mr. Perdue has served on the board of directors of Jo-Ann Stores, Inc., since 2008, and Liquidity Services, Inc., since 2009. Mr. Perdue has served as a Director of IPL and WPL since 2001. Mr. Perdue is an audit committee financial expert. Mr. Perdue’s leadership of publicly traded companies and his experience in operations, customer perspectives, marketing, human resources and technology matters led to the conclusion that he should serve on our Board of Directors.

JUDITH D. PYLE Age 67	Director since 1992 Term expires in 2013
Ms. Pyle is President and Chief Executive Officer of Judith Dion Pyle and Associates, a financial services company located in Middleton, Wis. Prior to assuming her current position in 2003, she served as Vice Chair of The Pyle Group, a financial services company located in Madison, Wis. She previously served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer located in Madison, Wis. In addition, Ms. Pyle is a director of Uniek, Inc. Ms. Pyle has served as a Director of WPL since 1994 and of IPL since 1998. Ms. Pyle’s experience in operations, marketing, human resources and diversity initiatives led to the conclusion that she should serve on our Board of Directors.

CAROL P. SANDERS Age 43	Director since 2005 Term expires in 2012
Ms. Sanders has been the Chief Financial Officer and Treasurer of Jewelers Mutual Insurance Company of Neenah, Wis., a nationwide insurer that specializes in protecting jewelers and personal jewelry, since 2010. She previously served as Chief Financial Officer and Corporate Secretary since 2004. She previously served as Controller and Assistant Treasurer of Sentry Insurance located in Stevens Point, Wis. from 2001 to 2004. Ms. Sanders has served as a Director of IPL and WPL since 2005. Ms. Sanders is Chairperson of the Audit Committee and an audit committee financial expert. Ms. Sanders’ experience with publicly traded companies, operations, customer perspectives, regulatory matters, human resources and technology matters led to the conclusion that she should serve on our Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Nominating and Governance; Environmental, Nuclear, Health and Safety; Capital Approval and Executive Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available on our web site at www.alliantenergy.com/investors under the “Corporate Governance” caption. The following is a description of each of these committees:

Audit Committee

The Audit Committee held six meetings in 2010. The Committee currently consists of C. P. Sanders (Chair), M. L. Bennett, D. B. Hazel, and D. A. Perdue. Each of the members of the Committee is independent as defined by the New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Board of Directors has determined that Ms. Sanders and the other three Audit Committee members qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee is responsible for assisting Board oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of our independent registered public accounting firm.

Compensation and Personnel Committee

The Compensation and Personnel Committee held five meetings in 2010. The Committee currently consists of A. K. Newhall (Chair), D. B. Hazel, J. D. Pyle and C. P. Sanders. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation and the compensation of the other executive officers, evaluates the chief executive officer’s performance and determines and approves as a committee, or together with the other independent directors, the chief executive officer’s compensation level based on its evaluation of the chief executive officer’s performance in addition to reviewing and approving the recommendations of the chief executive officer with regard to the other executive officers. The Committee has responsibilities with respect to our executive compensation and incentive programs and management development programs. It also makes recommendations to the Nominating and Governance Committee regarding compensation for the non-management directors.

To support the Committee in carrying out its mission, the Committee has the authority to retain and terminate the services of outside advisors, experts and others to assist the Committee with the expense of such outside consultants provided for by us. For a portion of 2010, the Committee engaged Towers Watson as an outside compensation consultant to serve as an advisor in evaluating the compensation of our chief executive officer, other named executive officers and our outside non-management directors. Towers Watson also provides assistance and serves as an advisor and provides market information and trends regarding executive compensation programs; provides benchmarking and competitive market reviews of our executive officer total compensation; assists with the design of our short- and long-term incentive programs and executive retirement programs as well as assisting management with the implementation of these programs; and other consulting services at the request of the Committee. In October 2010, the Committee engaged Pay Governance LLC as an outside independent compensation consultant to perform the specific executive compensation consulting services previously provided by Towers Watson. We will pay the fees as determined by the Committee and upon its request and related out of pocket expenses to Towers Watson and Pay Governance LLC. For executive compensation consulting services provided in 2010, these fees totaled approximately $57,000 for Towers Watson and approximately $37,000 for Pay Governance LLC.

During 2010, Towers Watson, through a separate part of its organization, also provided certain services for management purposes that are recommended and approved by members of management, including the chief executive officer, vice president – human resources, and the director of total rewards. In the capacity as a consultant to management, Towers Watson provides competitive market data, actuarial services, and employee benefits consulting, but does not recommend pay program and pay level changes. In 2010, Towers Watson was paid approximately $1,233,000 for services provided to management and our employee benefit plans. The Committee was aware of and acknowledged the services provided for management by Towers Watson when it engaged Towers Watson. The Committee determined that the measures taken to ensure the independence of the advice given by Towers Watson to the Committee were appropriate. The Committee took additional action during 2010 to ensure the independence of the advice provided by its compensation consultant by engaging Pay Governance LLC as its compensation consultant.

The Committee reviews and approves all elements of our executive compensation programs. Our chief executive officer provides input to the Committee in the assessment, design and recommendation of executive compensation programs, plans and awards. Annually, the chief executive officer reviews with the Committee market data provided by Towers Watson about the comparable companies that are identified as our peer group to help verify survey job information adequately captures officers’ duties. Based on that data, the chief executive officer recommends to the Committee base salary adjustments and short- and long-term incentive targets in relation to external market data while also considering internal equity considerations and executive officers’ individual performance. The chief executive officer provides recommendations to the Committee for total annual compensation of executive officers. The chief executive officer does not, however, make any recommendation to the Committee regarding his own compensation. Further, the chief executive officer and other executive officers assess the performance of those executive officers reporting to them. The chief executive officer is invited to attend all Committee meetings to provide an update of progress made towards achievement of annual performance goals and to provide management’s views on compensation program design features and components.

The Committee has reviewed and approved the charter for our internal Total Compensation Committee made up of vice presidents of our energy delivery, generation, finance, legal and human resources business units. The Committee has delegated to the Total Compensation Committee various powers of design and administration associated with our employee benefit plans for salaried and hourly employees. The Committee reviews the minutes and actions of the Total Compensation Committee. The Committee has also reviewed and approved the charter for our internal Investment Committee. The Investment Committee is made up of voting members and non-voting members. The voting members include officers in our finance/treasury, human resources, energy delivery and accounting business units. Non-voting members include an assistant treasurer, directors of business and financial performance for corporate services and energy delivery, a lead treasury analyst and the director of total rewards. The Committee has delegated to the Investment Committee various powers regarding managing investment assets of our benefit and compensation plans and programs. The Committee reviews the investment policies related to these benefit and compensation plans on an annual basis.

Nominating and Governance Committee

The Nominating and Governance Committee held four meetings in 2010. The Committee currently consists of M. L. Bennett (Chair), S. B. McAllister, D. C. Oestreich and D. A. Perdue. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee’s responsibilities are to: (1) identify individuals qualified to become Board members, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend Board members qualified to serve on Board committees; (3) develop and recommend to the Board a set of corporate governance principles; (4) oversee the evaluation of the Board and our management; (5) oversee our related person transaction policy; and (6) advise the Board with respect to other matters relating to our corporate governance.

The Committee is responsible for evaluating nominees for director and director candidates based on such general and specific criteria and for seeking to assure that the specific talents, skills and other characteristics that are needed to increase the Board’s effectiveness are possessed by an appropriate combination of directors. Our Corporate Governance Principles, as adopted by the Board of Directors, provide insight for the Committee on the consideration of appropriate criteria for director nominees.

In making recommendations of nominees to serve as directors to the Board of Directors, the Committee will examine each director nominee on a case-by-case basis regardless of the source of the recommendation and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the Committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•

be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience;

•	be independent of any particular constituency, be able to represent all of our shareowners and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•

Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and professional experience.

The Committee has determined that each nominee for director as well as each continuing member of the Board of Directors possesses the applicable criteria for directors outlined above. In addition, the Committee annually reviews particular attributes, qualities and skills attendant to the members of our Board of Directors and documents this annual assessment through the use of a directors’ skills matrix that assesses directors’ experiences and expertise in areas such as public company environment, finance, operations, customer perspective, regulatory and public affairs, legal, human resources, technology, environment and safety, and diversity initiatives. Diversity is a component of our core value of respect. We strive to create a workplace where people of diverse backgrounds, talents and perspectives support our mission. Diversity is reflected in our directors’ skills matrix, in the criteria specified for use in the evaluation of our director nominees by the Committee and in the Board of Directors’ responsibilities in advising and counseling management. Specifically, our Corporate Governance Principles provide that the Board of Directors is responsible for using the broad range of experiences and perspectives of directors to advise and counsel management, both in meetings and in informal consultations, on significant issues facing the Company. In its annual performance evaluation, the Committee assesses whether it effectively identifies individuals qualified to be nominated to the Board of Directors for election by the shareowners consistent with the criteria approved by the Board. We believe that our Board of Directors has been effective in assembling a diverse body of individuals as measured by the criteria of age, gender, race and professional experience specified in our Corporate Governance Principles.

The Committee will consider nominees recommended by shareowners in accordance with our Nominating and Governance Committee Charter and our Corporate Governance Principles. Any shareowner wishing to make a recommendation should write to our Corporate Secretary and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the Committee. Our Bylaws also set forth certain requirements for shareowners wishing to nominate director candidates directly for consideration by shareowners. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to our Corporate Secretary.

We and the Committee maintain a file of recommended potential director nominees, which is reviewed at the time a search for a new director needs to be performed. To assist the Committee in its identification of qualified director candidates, the Committee may engage an outside search firm.

The Committee has the responsibility to periodically review and make recommendations to the Board regarding policies and procedures for selection of the chief executive officer and succession planning in the event of an emergency or the retirement of the chief executive officer. The Committee, in conjunction with the full Board, discusses succession planning and other management development issues at least annually and more often, as necessary.

The Committee is responsible for ensuring that new Board members have an appropriate orientation to our company and their responsibilities as directors to permit them to become familiar with the industry, business units and corporate governance processes of our company. The Committee is also responsible for ensuring that a process is in place to provide educational opportunities on an ongoing basis to help assure that each director has the necessary skills to perform his or her responsibilities as a director. The Committee has established an aspirational continuing education guideline for approximately one half of the board members to attend a continuing education program every year.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held three meetings in 2010. The Committee currently consists of D. C. Oestreich (Chair), S. B. McAllister, A. K. Newhall and J. D. Pyle. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. The Committee’s responsibilities are to review environmental policy and planning issues of interest to us, including matters involving our company before environmental regulatory agencies and compliance with air, water and waste regulations. The Committee also reviews health and safety related policies, activities and operational issues as they affect employees, customers and the general public. In addition, the Committee reviews issues related to nuclear generating facilities from which our utility subsidiaries purchase power.

Capital Approval Committee

The Capital Approval Committee held one meeting in 2010. The Committee currently consists of M. L. Bennett, A. K. Newhall and D. C. Oestreich. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

Executive Committee

The Executive Committee held no meetings in 2010. The Committee currently consists of M. L. Bennett, A. K. Newhall, D. C. Oestreich and C. P. Sanders, each the Chairperson of a committee. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to possess all the powers and authorities of the Board of Directors when the Board is not in session, except for the powers and authorities excluded for such a Committee under the Wisconsin Business Corporation Law. The Committee meets only when a regular, or special, Board of Directors meeting, or a meeting of the Capital Approval Committee, would be impractical and an important need exists that requires action.

Attendance and Performance Evaluations

The Board of Directors held seven meetings during 2010. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates Mr. Harvey’s performance as chief executive officer on an annual basis.

Board members are expected to attend our annual meeting of shareowners. With the exception of M. L. Bennett and S. B. McAllister, all Board members were present for our 2010 Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available on our web site at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE listing standards. The categorical standards are available in Appendix A to our Corporate Governance Principles available on our web site at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors also gave consideration to certain other factors in relation to an independence determination. Messrs. Bennett, Hazel, Oestreich and Ms. Pyle serve (or served during 2010) as executive officers and/or directors of companies that are customers or, in the case of Mr. Bennett, suppliers of our public utility subsidiaries. These customer/supplier relationships do not constitute a material relationship under NYSE listing standards cited above or the SEC rules governing related person transactions. However, each of these circumstances was evaluated under the applicable NYSE listing standards and SEC rules. The Board determined that these factors did not impair the independence of these directors.

Based on these standards and this evaluation, the Board of Directors has affirmatively determined by resolution that each of Messrs. Bennett, Hazel, Oestreich, and Perdue and Mses. McAllister, Newhall, Pyle and Sanders has no material relationship with us and, therefore, is independent in accordance with the NYSE listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

Related Person Transactions

We have adopted a written policy that we will annually disclose information regarding related person transactions that is required by regulations of the SEC to be disclosed, or incorporated by reference, in our Annual Report on Form 10-K. For purposes of the policy:

The term “related person” means any of our directors or executive officers, or nominee for director, and any member of the immediate family of such person.

A related person transaction is generally a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:

•	the payment of compensation by us to our executive officers, directors or nominee for director;

•	a transaction if the interest of the related person arises solely from the ownership of our shares and all shareowners receive the same benefit on a pro rata basis;

•

a transaction in which the rates or charges involved are determined by competitive bids, or that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and in conformity with law or governmental authority; or

•	a transaction that involves our services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services.

Furthermore, a related person is not deemed to have a material interest in a transaction if the person’s interest arises only (i) from the person’s position as a director of another party to the transaction; (ii) from the ownership by such person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership) that is a party to the transaction; (iii) from such person’s position as a limited partner in a partnership and all other related persons have an interest of less than 10% of and the person is not a general partner of or holds another position in, the partnership; and (iv) from both such director position and ownership interest. Pursuant to the policy, each of our executive officers, directors and nominees for director is required to disclose to the Nominating and Governance Committee of the Board of Directors certain information regarding the related person transaction for review, approval or ratification by the Nominating and Governance Committee. Such disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction.

The Nominating and Governance Committee’s decision whether or not to approve or ratify the related person transaction should be made in light of the Committee’s determination as to whether consummation of the transaction is believed by the Committee to not be, or to have been contrary to, the best interests of our company. The Committee may take into account the effect of a director’s related person transaction on such person’s status as an independent member of our board of directors and eligibility to serve on board committees under SEC and NYSE rules.

Based on these standards, we had no related person transactions in 2010, and no related person transactions are currently proposed.

Board Leadership Structure; Executive Sessions

Our Bylaws and our Corporate Governance Principles provide that the Board of Directors is responsible to select a Chairperson and a chief executive officer. Our Corporate Governance Principles also provide that the Board of Directors should have the flexibility to decide whether it is best for our company that the two positions be filled by the same individual and that, if the Chairperson of the Board is not an independent director, the chairperson of the Nominating and Governance Committee will be designated the Lead Independent Director. The Board of Directors has determined that the positions of Chairperson of the Board and chief executive officer should be held by one individual with the use of a Lead Independent Director. In choosing to combine the roles of Chairperson of the Board and chief executive officer, the Board of Directors has expressed its belief that our management, through the Chairperson and chief executive officer should have the primary accountability, and the responsibility to act as the spokesperson, for us. The Board of Directors believes that maintaining the positions of Chairperson and chief executive officer in a single individual will promote the enhancement of a consistent and accurate message to our investors, employees, customers and other constituencies.

While our Corporate Governance Principles do not grant the Lead Independent Director any special authority over management, both the Board of Directors and management recognize the Lead Independent Director as a key position of leadership within the Board of Directors. Our Corporate Governance Principles do provide that the Lead Independent Director will preside at regular executive sessions of the Board without management participation. We believe that the use of a Lead Independent Director has proven effective for us and has greatly assisted with the facilitation of communication of important issues between the Board of Directors and the chief executive officer. Subsequent to the adoption of our Corporate Governance Principles formally establishing the Lead Independent Director position, our Lead Independent Director’s role has developed to include additional board governance activities, including the following examples:

•	communicating applicable information arising out of the deliberations in executive sessions to the Chairperson and chief executive officer;

•	reviewing with the Chairperson and chief executive officer items of importance for consideration by the Board of Directors;

•	acting as principal liaison between the independent directors and the Chairperson and chief executive officer on sensitive issues;

•	discussing with the Chairperson and chief executive officer important issues to assess and evaluate the view of the Board of Directors;

•	consulting and meeting with any or all of our independent directors, at the discretion of either party and with or without the attendance of the Chairperson and chief executive officer;

•	in conjunction with the Nominating and Governance Committee, recommending to the Chairperson the membership of the various board committees and selection of the board committee chairs;

•	in conjunction with the Nominating and Governance Committee, interviewing all board candidates and making recommendations to the Board of Directors on director nominees;

•	mentoring and counseling new members of the Board of Directors to assist them in becoming active and effective directors;

•	in conjunction with the Nominating and Governance and Compensation and Personnel Committees, reviewing and approving the philosophy of, and program for, compensation of the independent directors; and

•

evaluating, along with the other members of the Board of Directors, the chief executive officer’s performance and meeting with the chief executive officer to discuss the Board of Directors’ evaluation.

As the Chairperson of the Nominating and Governance Committee, Mr. Bennett is currently designated as the Lead Independent Director. At every regular in-person meeting of the Board of Directors, the independent directors meet in executive session with no member of our management present.

Risk Oversight

Our Corporate Governance Principles provide that the Board of Directors is responsible for overseeing and understanding our vision and mission, strategic plans, overall corporate risk profile, risk parameters, annual operating plans and annual budgets and for monitoring whether these plans are being implemented effectively. The Board of Directors annually conducts a broad based risk assessment. In 2010, this risk assessment was conducted in association with reviews by the chief audit executive and the director of strategy and communication. The methodology of the risk assessment identifies key themes and trends, quantifies our key risks and develops mitigation plans and strategies. This assessment provides the platform to develop appropriate audit plans and to ensure resources are devoted to areas having the highest risk. This assessment culminates in the Annual Risk Management Report to the Board of Directors. On an on-going basis, the Audit Committee regularly discusses our policies with respect to risk assessment and risk management, our financial risk exposures and the steps we have taken to monitor and control such exposures. The Board of Directors relies on the Compensation and Personnel Committee to address potential risks arising from our general compensation programs and policies for all employees, and the Committee conducted an assessment in 2010 of these policies and practices to determine whether risks arising from them were reasonably likely to have a material adverse effect on us, as described in further detail under “Compensation Committee Risk Assessment” below.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Lead Independent Director, by providing such communication in writing to our Corporate Secretary, who will post such communications directly to our Board of Directors’ web site.

Ethical and Legal Compliance Policy

We have adopted a Code of Conduct, that serves as our code of ethics, and that applies to all employees, including our chief executive officer, chief financial officer and chief accounting officer, as well as our Board of Directors. We make our Code of Conduct available on our web site at www.alliantenergy.com/investors under the “Corporate Governance” caption. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Conduct by posting such information on our web site.

OWNERSHIP OF VOTING SECURITIES

Listed in the following table are the number of shares of our common stock beneficially owned as of Feb. 28, 2011 by (1) the executive officers listed in the Summary Compensation Table, (2) all of our director nominees and directors and (3) all director nominees, directors and the executive officers as a group. The directors and executive officers as a group owned less than 1% of the outstanding shares of common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of common stock on that date.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
Executive Officers(2)
Thomas L. Aller	90,208	(3)
Dundeana K. Doyle	34,826	(3)
Patricia L. Kampling	36,551	(3)
Barbara J. Swan	80,777	(3)(4)

Director Nominees
William D. Harvey	337,061	(3)
Singleton B. McAllister	13,128	(3)

Directors
Michael L. Bennett	21,123	(3)
Darryl B. Hazel	10,098	(3)
Ann K. Newhall	14,505	(3)
Dean C. Oestreich	15,892	(3)
David A. Perdue	17,195	(3)
Judith D. Pyle	17,826
Carol P. Sanders	12,436	(3)

All Executive Officers and Directors as a Group (19 people)	798,206	(3)

(1)	Total shares of Company common stock outstanding as of Feb. 28, 2011 were 110,937,709.

(2)	Stock ownership of Mr. Harvey is shown with the director nominees.

(3)

Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey — 3,615 and Mr. Aller — 1,000; shares of common stock held in deferred compensation plans: Mr. Bennett — 20,640, Mr. Harvey — 47,629, Mr. Hazel — 9,450, Ms. McAllister — 7,710, Ms. Newhall — 13,385, Mr. Oestreich — 14,892, Mr. Perdue — 17,195, Ms. Sanders — 12,336, Mr. Aller — 8,572, Ms. Doyle — 9,228, Ms. Kampling — 1,559, Ms. Swan — 28,242 (all executive officers and directors as a group —213,318); and stock options exercisable on or within 60 days of Feb. 28, 2011: Mr. Harvey — 11,258 and Mr. Aller — 56,530 (all executive officers and directors as a group — 71,719).

(4)	Ms. Swan retired on Dec. 31, 2010.

The following table sets forth information, as of Dec. 31, 2010, regarding beneficial ownership by the only persons known to us to own more than 5% of our common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
BlackRock, Inc. (and certain affiliates) 40 East 52nd Street New York, NY 10022	9,253,326	0	9,253,326	0	9,253,326	8.35%

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We have designed our executive compensation program to motivate our executive officers to achieve results for our shareowners and customers and reward them for doing so. Our compensation program is designed to link a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareowner value. The compensation we paid in the last three years demonstrates that our compensation program is consistent with our pay for performance philosophy.

In 2010, our financial results improved substantially over the results of 2009 and 2008. The following table shows the pay for performance linkage by displaying the results of our financial performance goals and incentive compensation payouts over the past three years.

Year	Adjusted utility earnings per share from continuing operations	Short-term incentive payout as % of target	Relative Total Shareowner Return (three years)	Performance Share payout as % of target	Performance Contingent Restricted Stock vesting
2008	$2.19	0%	75th percentile	162.5%	No
2009	$1.86	0%	31st percentile	0%	No
2010	$2.68	130%	45th percentile	75%	Yes

At the end of 2010, our relative total shareowner return compared to the S&P Midcap Utility Index performed at the 84th percentile for the last year and the 82nd percentile over the last five years. Adjusted utility earnings per share in 2010 were up 44% over 2009. We exceeded our adjusted utility earnings per share target by 9% in 2010, resulting in the first short-term incentive payment in three years. Adjusted cash flows from our utilities and service company exceeded the 2010 target by 46%. In addition, we met or exceeded performance goals related to customer satisfaction, safety and diversity. As a result of the improved financial performance of 2010, the total direct compensation we paid to our executive officers increased in 2010 over 2009 and 2008. Our compensation programs worked as designed by increasing compensation to our executive officers based on our higher earnings growth, operational performance and common stock price.

Our long-term incentive plan is entirely performance-based. The two types of equity awards that make up our long-term incentive plan, performance contingent restricted stock and performance shares, will not vest unless financial performance goals are met. The two financial goals are total shareowner return and earnings growth. In addition, we emphasize long-term incentives for our named executive officers, as they comprise on average, in the aggregate, 49% of their total direct compensation. This creates a strong link between the long-term financial performance for our shareowners and the compensation of our named executive officers.

We have implemented a policy to reduce the amount of perquisites paid to our executive officers. In 2009, we eliminated our flexible perquisite program, which paid an amount of perquisite commensurate with the position of the executive officer, and allowed the executive officer to determine on what to spend the perquisite. In 2010, we eliminated a health care benefit received by executive officers that was more generous than that paid to the balance of our non-bargaining employees, effective in 2011. Elimination of these perquisites strengthens the link between compensation and company performance.

The following discussion describes the elements of our compensation program and explains how it considers the results of our performance when determining our executive compensation.

Objectives of Compensation Programs

We are committed to maintaining a total compensation program for executive officers that:

•	furthers our strategic plan by strengthening the relationship between pay and performance by emphasizing variable at-risk compensation,

•	aligns executive officers’ and employees’ interests with those of our shareowners and our customers, and

•	ensures that we attract and retain talented employees through competitive compensation that is comparable to other similar companies.

We believe these objectives attract, retain and motivate a highly proficient workforce that is actively engaged in producing results for our shareowners and customers.

We adhere to the following compensation principles, which are intended to facilitate the achievement of our business strategies:

•	base salary levels should be targeted at the median (50th percentile) of base salaries paid by comparable companies,

•	a substantial portion of our executive officers’ compensation should be based on achievement of performance goals, with long-term incentives comprising a majority of the performance-based pay,

•	risks associated with our compensation plans should be minimized,

•

executive officers should have access to retirement-oriented plans commonly in use among comparable companies, including deferred compensation plans, pension plans, supplemental retirement programs and 401(k) plans, and

•	executive officers should have significant holdings of our common stock to align their interests with the interests of our shareowners.

Compensation Program Practices

We have many practices that help ensure that our compensation program is aligned with the interests of our shareowners and customers and are supportive of good compensation governance. These practices include:

•	a balance of short-term (adjusted utility earnings per share from continuing operations) and long-term (relative total shareholder return and adjusted net income growth) performance measures;

•

a balance of time horizons for our incentive awards, including an annual cash incentive program, a three-year performance share program and performance contingent restricted stock that may vest after two, three or four years;

•	share ownership guidelines requiring executive officers to hold a number of shares valued at one-and-one-half to four times their annual salaries;

•	a long-standing insider trading policy for executive officers and non-employee directors that prohibits transactions involving shorting, puts, calls, options, warrants and certain other derivatives;

•	an annual incentive compensation repayment (“claw back”) policy;

•	employment of our executive officers is “at will,” without employment contracts that guarantee cash compensation for a set period of time; and

•	using other types of long-term equity incentives rather than stock options.

Our compensation programs are subject to a thorough review process that includes Committee review and approval of all elements of our executive compensation program; the advice of an independent, third-party compensation consultant engaged by the Committee; and a Committee of independent directors that meets in executive session without management at every meeting.

Benchmarking

We utilize compensation data from general industry and the energy services sector in determining the appropriate levels of compensation for our executive officers. Although our business is focused in the energy services sector, we believe that the competitive labor market for our company includes both general industry and the energy services industry, particularly for those executives who serve in a general management capacity. Compensation programs at companies both in general industry and the energy services industry therefore serve as a benchmark for what constitutes competitive compensation.

The benchmark data from the energy and utility industry used in 2010 were drawn from Towers Watson’s 2009 Energy Services Industry Executive Compensation Database (the “2009 Energy Services database”), a survey which comprises nearly all U.S. utilities. The general industry data were obtained from Towers Watson’s 2009 General Industry Executive Compensation Database, a survey of over 800 companies (the “2009 General Industry database”). In using these broad-based surveys, we considered only aggregate data and did not select any individual companies for comparison. All of the survey data were updated to January 2010 using a 3% annual update factor, as 3% was the anticipated average annual increase for the survey companies. The data from each of the companies in both databases were size-adjusted based on gross revenue. Our Compensation and Personnel Committee, or Committee, used this adjusted benchmark data, among other factors, to determine appropriate levels of pay in 2010 for our named executive officers. We refer to the median in these surveys as our “market reference point” throughout the following discussion.

For general management positions, including Mr. Harvey’s, Ms. Kampling’s and Ms. Swan’s, equally blended energy industry and general industry data from these databases are used as our market reference point for compensation, reflecting the broader talent market for these jobs and the fact that we operate in some diversified businesses. For utility-specific operating positions, including Mr. Aller’s and Ms. Doyle’s, energy industry data are used as our market reference point. Overall, Alliant Energy’s revenue is ranked between the median and the average revenue of the companies in the 2009 Energy Services database. Towers Watson provided market data to our Compensation and Personnel Committee. See “Meetings and Committees of the Board – Compensation and Personnel Committee” for more details.

Compensation Elements and Design

The major elements of the executive compensation program are base salary, short-term (annual) incentives, long-term (equity) incentives and other benefits. In setting the level for each major component of compensation, we consider an executive officer’s total compensation (which consists of all elements of compensation including employee benefit programs), our market reference point, the current market for talent, our historic levels of compensation, company culture, individual and company performance, and internal equity. We aim to strike an appropriate balance among base salary, short-term incentive compensation and long-term incentive compensation. Our goal is to provide an overall compensation package for each executive officer that is competitive with the packages offered to similarly situated executive officers within the survey companies. To achieve that goal, we target each element of compensation to the median levels of the survey data.

We also have a goal to reward performance. To accomplish this goal, we weight performance-based incentive pay more heavily than other elements of our named executive officers’ total direct compensation, which consists of base salary and short-term and long-term incentive pay. In 2010, incentive pay accounted for 54%-77% of target total direct compensation for our named executive officers. The following table shows the breakdown for each of our named executive officers in 2010 of the total direct compensation pay mix. The figures in this table were calculated using targeted compensation for 2010 and therefore may differ from the actual payments for 2010 as reported in the Summary Compensation Table below.

Named Executive Officer	Title	Salary as a % of Total	Short-Term Incentive as a % of Total	Long-Term Incentive as a % of Total
Harvey, William D.	Chairman and CEO	23%	21%	56%
Kampling, Patricia L.	President and Chief Operating Officer/CFO	32%	20%	48%
Swan, Barbara J.	EVP-General Counsel & CAO	35%	21%	44%
Doyle, Dundeana K.	SVP-Energy Delivery	46%	21%	33%
Aller, Thomas L.	SVP-Energy Resource Development	46%	21%	33%

Base Salary

We pay base salaries to assure management with a level of fixed compensation at competitive levels to reflect their professional skills, responsibilities and performance to attract and retain key executives. We adjust base salaries taking into consideration changes in the market, changes in responsibilities and performance against job expectations. We also consider the nature of the position, the responsibilities, skills and experience of the officer, and his or her past performance.

The Committee considers salaries that fall within 15% of our market reference point to be competitive. We may adjust base salaries to keep current with our market reference point, to recognize outstanding individual performance or to recognize an increase in responsibility. In 2010, aggregate base salaries of our named executive officers were, on average, approximately 2% above our market reference point, which is within our target.

Mr. Harvey’s salary for 2010 was $875,000, which was slightly below the median of the blended energy industry and general industry market reference point. Mr. Harvey’s incentive compensation elements are targeted to the median of the blended benchmark data, and they are generally higher than the 2009 Energy Services reference point but lower than the 2009 General Industry reference point. This results in more emphasis on incentive pay for our chief executive officer, which we believe creates a stronger link between pay and performance.

Ms. Kampling’s salary was set at $385,500 at the beginning of 2010 and raised to $500,000 later in 2010. The Committee considered the competitive market for chief financial officers, retention and succession planning objectives, and the additional responsibilities Ms. Kampling had been assigned when increasing her salary.

The salaries of the other named executive officers, which are reported in the Summary Compensation Table below, were near the median of our market reference point. The Committee considered the market data, the elimination of the flexible perquisite program and the salary freeze in 2009 when setting executive officers’ salaries for 2010.

Short-Term Incentives

Our executive officers, including our named executive officers, are eligible to participate in the Management Incentive Compensation Plan, or MICP, which is our short-term (annual) incentive plan. The MICP provides executive officers with the opportunity for annual cash bonuses tied directly to the achievement of company and individual performance goals. The MICP encourages executive officers to achieve superior annual performance on key financial, strategic and operational goals. By setting annual goals, the Committee endeavors to drive annual performance and align the interests of management with the interests of our shareowners and customers.

The Committee seeks to set MICP opportunities at the median short-term incentive target levels compared to our benchmark data, measured as a percentage of base salary. MICP targets in 2010 were 95% of base salary for Mr. Harvey, 65% for Ms. Kampling, 60% for Ms. Swan, and 45% for Mr. Aller and Ms. Doyle. MICP target levels of all of our named executive officers are within 2% of our market reference point. The maximum possible individual payout for all executive officers was two times the target percentage. This range aligns with our desire to emphasize variable at-risk compensation.

We pay incentives from a pool of funds that we establish for MICP payments. The Committee establishes company-wide goals, which it derives from our strategic plan and from operational benchmarks intended to benefit our shareowners, customers and employees. These company-wide goals determine the funding level of an incentive pool. Diluted adjusted utility earnings per share from continuing operations determines whether or not the incentive pool will be funded. If the adjusted utility earnings per share threshold is not met, then the incentive pool is not funded and no incentives are paid under the MICP. After the adjusted utility earnings per share threshold is met, then a percent of the incentive pool is funded based on the achievement of goals. If all goals are met at target level, the incentive pool is funded at 100% of target. The size of the incentive pool will vary, from 20% to 150% of target, based on adjusted utility earnings per share performance. As a result, the amount of the short term incentive awards is tied directly to company financial performance.

The company-wide goals, targets and actual 2010 performance were:

Goal	Percent of Incentive Pool	Threshold	Target	Maximum	Actual	Percent Payment Toward Incentive Pool
Adjusted earnings per share from continuing operations of our utilities	60%	$2.20	$2.45	$2.81	$2.68*	78%
Adjusted cash flows from utilities and service company	10%		$625 million		$913 million**	13%
Customer satisfaction	15%		Minimum rating of 4.3 out of 5.0		4.37	19.5%
Safety	10%		Maximum recordable rate of 3.72		3.64	13%
Diversity (goal achieved if two of the three goals are met)	5%		Minimum of 5.4% diverse employee population;		5.4%	6.5%

			Minimum of 10% women in non-traditional jobs		9.4%

			$50 million sourceable spend to minority- and women-owned business		$70.5 million
TOTAL	100%					130%

*	This non-GAAP number excludes the effects of regulatory related charges and credits, a depreciation adjustment, healthcare legislation charges, and impairment charges. These excluded items are not reflective of on-going operations of the company and are therefore excluded when determining executive compensation.

**	This non-GAAP number excludes the effects of changes in sales of customer receivables, tax-effected qualified pension contributions and changes in net collateral held by or paid by the utilities and our services company. These items are not reflective of on-going management of operations of the company and are therefore excluded when determining executive compensation.

In addition to the company-wide performance goals, we consider individual performance goals when determining an executive’s actual incentive payment amount. Individual awards may range from 0% to 200% of the targeted payment based on an individual’s achievement of performance goals. The Committee makes judgments about the chief executive officer’s achievement of individual performance goals. Achievement of performance goals for the other executive officers is judged by the chief executive officer in consultation with the Committee. The Committee approves the final assessment of individual achievement compared to performance goals and final payment of awards to all executive officers under the MICP.

Individual performance goals are reviewed and established by the Committee early in the year. The Committee derives the goals from our strategic plan and from operational benchmarks intended to benefit our shareowners, customers and employees.

Mr. Harvey’s individual performance goals for 2010 included financial goals of achieving Alliant Energy consolidated adjusted earnings per diluted share from continuing operations of $2.60 and meeting financial targets for our subsidiary, RMT, Inc. Mr. Harvey’s goals included development and communication of a long-term strategic plan and management development and succession planning. The Committee determined that, in aggregate, Mr. Harvey achieved his goals at target level, or 100%.

Ms. Kampling’s individual performance goals for 2010 included achieving Alliant Energy consolidated adjusted earnings per diluted share from continuing operations of $2.60, development and communication of a long-term strategic plan, constructive outcomes for the WPL and IPL base rate cases, and improvement of business unit efficiencies. Ms. Kampling was deemed to have achieved her goals in aggregate at target level, or 100%.

Ms. Swan’s individual performance goals for 2010 included achieving a constructive outcome in the WPL base rate case, improving business unit efficiencies, advocating to achieve manageable new governmental rules and regulations, and managing litigation to achieve satisfactory or favorable outcomes. Ms. Swan was deemed to have achieved her goals in aggregate at target level, or 100%.

Ms. Doyle’s individual performance goals for 2010 included development and communication of a long-term strategic plan, achieving certain targets related to deployment of advanced metering infrastructure at WPL, meeting certain electric reliability targets, meeting certain business unit financial targets, and improvement of business unit efficiencies. Ms. Doyle was deemed to have achieved her goals in aggregate at target level, or 100%.

Mr. Aller’s individual performance goals for 2010 included meeting financial targets for certain non-regulated businesses, implementation of our wind strategy, meeting wind yield performance targets, achieving a constructive outcome in the IPL base rate case, meeting targets implementing our clean air compliance program, and divesting our subsidiary, Industrial Energy Applications, Inc. Mr. Aller was deemed to have achieved his goals in aggregate at target level, or 100%.

The company-wide goals and the individual goals are combined to determine the short term incentive payment for each executive officer. The company-wide performance of 130% was multiplied by each named executive officer’s individual performance scores to set their final annual incentive payments. The individual short-term incentive payments made for 2010 are reported below in the Summary Compensation Table.

Design changes for future awards

The 2011 short-term incentive plan does not include individual performance goals for executive officers. The executive officers’ incentive awards in 2011 will be based on achievement of company-wide goals of utility earnings per share from continuing operations as may be adjusted according to our 2010 Omnibus Incentive Plan, adjusted cash flows from utilities and service company, customer satisfaction, safety, diversity, availability and reliability. The Committee eliminated individual performance goals for the 2011 short-term incentive awards to preserve the tax deductibility of the awards, which were granted under our 2010 Omnibus Incentive Plan as performance-based compensation within the meaning of Internal Revenue Code Section 162(m). The Committee believes the company-wide goals are objective and quantifiable. The Committee also believes that by paying incentives based on these specific financial and customer-driven goals, the short-term incentive plan is more closely aligned with the interests of our customers and shareowners.

Long-Term Incentives

We award long-term incentive compensation based on the achievement of longer-term, multi-year financial goals. Long-term, at-risk incentive payments account for 33%-56% of our named executive officers’ total targeted compensation, appropriately reflecting our compensation program’s emphasis on the long-term financial strength of the company.

Long-term incentive compensation issued to executive officers in 2010 and earlier, takes the form of equity awards granted under our 2002 Equity Incentive Plan. Equity awards were granted under our 2010 Omnibus Incentive Plan, which was adopted by shareowners at last years’ annual meeting, beginning in 2011. All of the equity awards granted to executive officers under our long-term incentive plans are performance based and will be forfeited if performance results are not achieved.

We determine the value of each executive officer’s long-term incentive opportunity by targeting the median value of long-term opportunities of our market reference point, assessing the individual performance of the executive officer and internal equity among our executives, and considering the competitiveness of the total direct compensation package. Based on these factors, the Committee approved, as a percentage of base salary, the following values of the long-term incentives awarded to the named executive officers for 2010: 250% for Mr. Harvey, 150% for Ms. Kampling, 125% for Ms. Swan, 70% for Mr. Aller and 70% for Ms. Doyle. The target levels of all of our named executive officers are within the target levels for similar positions compared to our market reference point. The Committee approves the dollar value of the long-term equity awards prior to the grant date. We grant the number of shares necessary to approximate that dollar value based on the fair market value of our share price on the grant date.

The long-term incentive awards consist of performance contingent restricted stock and performance shares. We believe these two types of long-term equity awards provide incentives for our executive officers to produce value for our shareowners over the long-term on both an absolute basis and a relative basis. Performance contingent restricted stock vests if our consolidated income from continuing operations achieves specified growth in two, three or four years. This rewards absolute long-term growth. We set the rate of growth required for the performance contingent restricted stock to vest based on our strategic plan. Performance shares vest and pay-out at varying levels depending on our relative total shareowner return as compared to the companies comprising the S&P Midcap Utilities Index. This rewards relative total shareowner return. The Committee granted long-term equity awards in 2010 consisting of 50% performance shares and 50% performance contingent restricted stock to equally emphasize absolute and relative long-term growth. We discontinued the use of stock options in 2004 because we believe that performance contingent restricted stock and performance shares provide equal incentive value and reduce potential dilution of our shareowners.

Performance Contingent Restricted Stock

Awards granted in 2010

In 2010, the Committee granted performance contingent restricted stock to our executive officers that will vest in two, three or four years if consolidated income from continuing operations grows 19% over 2009 consolidated income from continuing operations. The growth contingency represents 6% compounded growth over three years. The 2009 adjusted base income from continuing operations is $213.9 million. This non-GAAP figure excludes the effects of regulatory related charges, asset impairments and certain accounting charges which we believe are not reflective of our on-going operations. Thus, the performance contingent restricted stock will vest in two, three or four years if our consolidated income from continuing operations in any year is $254.7 million. Consolidated income from continuing operations will be calculated excluding the effects of the following, if the amount is over $4,000,000 on a pre-tax basis and is not considered in the annual budget approved by our Board of Directors: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of an asset or business; (v) mergers, acquisitions or dispositions; and (vi) extraordinary, unusual and/or non-recurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s periodic reports.

Awards paid in 2010

In 2010, following the confirmation from our audited financial statements, the Committee determined that the performance contingent restricted stock granted in 2007 vested due to the successful achievement of our earnings per share growth target. The earnings per share growth goal for the 2007 performance contingent restricted stock was $2.55. Our earnings per share from continuing operations for 2010 was $2.62. The amounts realized by our named executive officers as a result of this vesting can be found in the Option Exercises and Stock Vested table below.

Design changes for future grants

The Committee changed the projected growth rate for vesting performance contingent restricted stock from 119% to 116% for grants made in 2011. The growth rate represents 5% compounded growth for three years. The Committee made the change to align long-term incentive pay with our strategic plan.

Outstanding performance contingent restricted stock grants

The following list is all outstanding performance contingent restricted stock grants with performance targets.

•	2010 Grants: Adjusted net income growth of 119% (6% annualized) – $254.7 million

•	2009 Grants: Adjusted net income growth of 119% (6% annualized) – $333.2 million

•	2008 Grants: Adjusted net income growth of 119% (6% annualized) – $359.3 million

Performance Shares

Awards granted in 2010

In 2010, the Committee granted performance shares to our executive officers. The vesting of the performance shares is based on our relative total shareowner return over a three-year period. Performance shares will provide a 100% payout, or target payout, if our relative total shareowner return over three years is equal to the median performance of a specific peer group selected by the Committee. The Committee selected the S&P Midcap Utilities Index as the peer group for the 2010 grants of performance shares. Performance share payouts are capped at 200% of the target payout. The following table shows the level of performance share payouts based on our total shareowner return as compared to the S&P Midcap Utilities Index.

The Company’s Percentile Rank	Percent of Target Value Payout
90th percentile or greater	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
45th percentile	75%
40th percentile	50%
Below 40th percentile	0%

Performance shares allow the executive officer to receive a payment in shares of our common stock, cash, or a combination of our common stock and cash, the value of which is equal to the number of shares awarded, adjusted by the performance multiplier. If the executive officer chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of shares earned by the average of the high and low trading prices on a date chosen by the Committee. The Committee chooses this date in advance of issuing the shares.

Awards paid in 2010

The Committee determined that the performance level for the performance shares issued for the 2008-2010 performance period caused those performance shares to vest. The relative total shareowner return performance for the three years ended Dec. 31, 2010 was at the 45th percentile of the peer group. Due to that total shareowner return, performance shares vested at 75% of target. The amounts realized by our named executive officers as a result of this vesting can be found in the Option Exercises and Stock Vested table below.

Design changes for future grants

The Committee changed the peer group for determining relative total shareowner return for the performance shares granted in 2011. The new peer group is the Edison Electric Institute (EEI) Stock Index, which currently includes 58 investor-owned utility companies. We became the largest company by market capitalization in the S&P Midcap Utilities Index during 2010, causing the S&P Midcap Utilities Index to no longer be an appropriate benchmark for performance for us. The median market capitalization of the EEI Stock Index is slightly higher than our market capitalization. We believe that the new peer group is a better representation of our peers because we are closer to the median size of companies in the peer group.

Time-based Restricted Stock

We occasionally grant time-based restricted stock to named executive officers in connection with an increase in responsibilities and to promote retention of that named executive officer. No time-based restricted stock awards were made to named executive officers in 2010. In 2010, restricted stock granted to Mr. Harvey in 2005 vested, and restricted stock granted to Ms. Swan vested due to her retirement. The amount of stock that vested can be found in the Option Exercises and Stock Vested table below.

Other Benefits

We also offer benefit programs to our executive officers with a focus towards their retirement consistent with those of our peer group. We provide these benefits to remain competitive with the general market for executives. These programs include a 401(k) savings plan, a deferred compensation plan and various pension benefits. The benefit programs are designed to be competitive in attracting, retaining and motivating key executives and employees by providing competitive retirement benefits. The Committee reviews benefit programs on a periodic basis to determine effectiveness and identify any necessary changes. The retirement-related benefit plans are reviewed periodically by the Committee and certain changes to the plans were adopted in 2010. A brief description of the plans with associated changes follows.

401(k) Savings Plan

All of our salaried employees, including our executive officers, are eligible to participate in our 401(k) Savings Plan. We match $0.50 on each dollar for the first 8% of compensation deferred by the employee up to the IRS maximum. Beginning Aug. 3, 2008, we enhanced benefits under the 401(k) Savings Plan to offset a freeze of the Alliant Energy Cash Balance Pension Plan. See “Pension Benefits” below for more information. We now contribute a percentage of employees’ salaries to their 401(k) accounts in addition to the company match. The amount of the company contribution ranges from 4% to 6% of an employee’s salary. The amount of the company contribution depends on the employee’s age and number of years of service at the company.

Alliant Energy Deferred Compensation Plan

The Alliant Energy Deferred Compensation Plan, or AEDCP, enables participants, including our executive officers, to defer up to 100% of base salary and annual incentive awards on a pre-tax basis and to receive earnings or incur losses on the deferrals until the date of distribution. The AEDCP provides tax deferred savings and post-retirement income to our executive officers. The shares of common stock identified as obligations under the AEDCP are held in a rabbi trust. We offer the AEDCP as part of the executives’ competitive compensation package to permit executives to take advantage of the tax code in saving for their retirement. In 2010, the Committee approved amendments to the AEDCP to provide new investment options for participants, and permit participants to reallocate their account balances among investment options with the exception of not permitting participants to reallocate account balances out of the Company stock investment option. These changes took effect in 2011. We believe the AEDCP is in line with offerings of comparable companies. See “Nonqualified Deferred Compensation” below for more information regarding the AEDCP.

Cash Balance Pension Plan

Certain of our salaried employees, including our executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan. This defined benefit plan is portable, offers flexible payment options and steady growth of retirement funds. Future accruals to the Cash Balance Pension Plan were frozen for participants effective Aug. 2, 2008. See “Pension Benefits” below for more information regarding the Alliant Energy Cash Balance Pension Plan.

Excess Retirement Plan

Certain of our salaried employees, including our executive officers, participate in the unfunded Excess Retirement Plan. The plan is intended to provide the accruals that the participants would have earned under the Cash Balance Pension Plan and the 401(k) Savings Plan but for statutory limitations on employer-provided benefits imposed on those tax-qualified plans, and accruals earned on their deferrals into the AEDCP. See “Pension Benefits” below for more information regarding the Excess Retirement Plan.

Supplemental Retirement Plan

Our executives, who are vice presidents or above including our named executive officers, participate in the unfunded Supplemental Retirement Plan, or SERP. We provide the SERP as an incentive for key executives to remain in our service by providing retirement compensation in addition to the benefits provided by the pension plan and 401(k) Savings Plan, which are limited by the tax code, that is payable only if the executive remains with us until retirement, disability or death. See “Pension Benefits” below for more information regarding the SERP.

Split Dollar / Reverse Split Dollar Life Insurance Plan

Certain executive officers, including Mr. Harvey and Mses. Swan and Doyle, receive individually owned life insurance policies. We pay the premiums for this insurance and these payments are taxable to the individual officers. We reimburse these executive officers for taxes associated with certain of these policies. These specific policies were grandfathered in 1998 and we no longer offer the policies to other executive officers as part of total executive compensation.

Perquisites

In the past, we provided our executive officers with certain perquisites. We provided these perquisites to maintain a competitive compensation program, as it was common practice for companies to provide perquisites. We have begun reducing the perquisites paid to executive officers as perquisites have become less common. In 2009, we eliminated our flexible perquisite program. In 2010, our executive officers remained eligible for executive physicals and moderately more generous health care benefits and long-term disability insurance than the balance of our non-bargaining unit employees. In 2011, we eliminated a portion of the executive health care perquisite that had been historically provided.

Post-Termination Compensation

KEESAs

We currently have in effect key executive employment and severance agreements, or KEESAs, with our executive officers, including our named executive officers (other than Ms. Swan, who retired effective Dec. 31, 2010), and certain of our key employees. The KEESA is designed to provide economic protection to key executives following a change in control of our company so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider a change of control transaction. We believe the security afforded the executives by the KEESA will help the executives to remain focused on business continuity and reduce the distraction of the executive’s reasonable personal concerns regarding future employment. We also believe that the KEESA allows the executive to better consider the best interests of our company and its shareowners due to the economic security provided by the KEESA benefits.

The KEESAs are paid if, within a period of up to three years after a change in control for Mr. Harvey or Ms. Kampling and two years for Mr. Aller or Ms. Doyle, there has occurred both a change in control and loss of employment other than for cause, causing KEESA benefits to be subject to a “double trigger.” We implemented the double trigger mechanism to ensure that only those executives adversely affected by a change in control would receive benefits under the KEESA. The cash termination benefit under the KEESA is up to three times base salary and target bonus for Mr. Harvey and Ms. Kampling and two times base salary and target bonus for Mr. Aller and Ms. Doyle.

The KEESAs for Mr. Aller and Ms. Doyle provide that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which we may pay without loss of deduction under the Code.

The KEESA for Ms. Kampling provides that if any portion of the benefits under the KEESA or under any other agreement would constitute an excess parachute payment for purposes of the Internal Revenue Code, she may receive the better of either a payment $1 less than the maximum amount she may receive without becoming subject to the 20% excise tax, or receive the fully calculated payment subject to applicable excise taxes, for which she would be personally responsible.

The KEESA for Mr. Harvey provides that if any payments constitute an excess parachute payment, we will pay to Mr. Harvey the amount necessary to offset the excise tax and any additional taxes on this additional payment. Mr. Harvey is the only executive officer with a gross-up provision in his KEESA.

We believe the level of the benefits provided by the KEESAs to each executive officer reflects the appropriate amount of compensation necessary for our executive officers to consider our shareowners’ interests without interference of their own personal situation.

In consideration of the KEESA benefits, the executive agrees not to compete with us for a period of one year after the executive leaves us and to keep in confidence any proprietary information or confidential information for a period of five years after the executive leaves us. Both of these conditions can be waived in writing by our board of directors.

See “Potential Payments upon Termination or Change in Control” for more information regarding the KEESAs.

Executive Severance Plan

We also maintain a general executive severance plan for executive officers in the event that an officer’s position has been eliminated or significantly altered by us. The executive severance plan is designed to provide economic protection to key executives following the elimination of their position so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider eliminating certain key positions. We believe the security afforded the executives by the severance plan will keep the executives focused on their duties at our company rather than on their personal concerns of job security. The plan provides for a minimum level of severance pay equal to one times annual base salary, payment of prorated incentive compensation within the discretion of the chief executive officer, up to 18 months of COBRA coverage, six months of which are paid by us, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. All executive officer severance packages are approved by the Committee. We believe our executive severance plan is consistent with plans throughout the industry.

See “Potential Payments upon Termination or Change in Control” for more information regarding the Executive Severance Plan.

Employment Agreements

We do not have any other employment agreements with our executive officers. However, in 2010, we entered into a Special Incentive Agreement with Ms. Swan which provided for the payment to Ms. Swan of a special incentive bonus of up to $275,000 provided she remained continuously employed until, and retired on, Nov. 30, 2010. The agreement also required Ms. Swan to achieve the following performance goals: (i) making substantial progress in assisting in the appointment of a successor General Counsel; (ii) making substantial progress and, if possible concluding, pending litigation related to certain environmental matters at WPL; (iii) making substantial progress and, if possible concluding, pending litigation against the Alliant Energy Cash Balance Plan; (iv) successfully transitioning all Strategic and Corporate Services leadership functions to successor leadership; (v) providing mentoring to the successor President of WPL, if such successor is identified prior to Ms. Swan’s retirement; and (vi) agreeing to be available to certain officers of Alliant Energy for consultation as an independent contractor on foregoing items for up to six months after retirement. The Committee determined that this agreement was needed to retain Ms. Swan to assist with the transition of her duties to her successors. Payment was not made to Ms. Swan under this agreement as she retired on Dec. 31, 2010, not Nov. 30, 2010 as provided for in the agreement.

Share Ownership Guidelines

We have had a share ownership guideline for our executives for many years. The guideline requires officers to own a certain number of shares of our common stock to better align the officer’s interest with that of the shareowners. In 2010, we adopted a new guideline that determines the required number of shares by taking the following multiples of the officer’s base salary as of the latest of Jan. 3, 2011 or the date of hire or promotion to a higher level of ownership requirement: (1) chief executive officer, four times base salary; (2) president, three times base salary; (3) executive vice presidents, two-and-one-half times base salary; (4) senior vice presidents, two times base salary; and (5) vice presidents, one-and-one-half times base salary. The multiple of salary was divided by the closing price of our stock on Jan. 3, 2011 (or the date of hire or promotion, if later) to determine the number of shares that the officer is required to hold. That number of shares will not change unless the officer is promoted. By setting the number of shares this way, we mitigate the effect of short term volatility on compliance caused by changes in our stock price and by changes in salary. Officers have five years from their hire date or date they were promoted into a new position with a higher multiple to achieve the goal. Shares held outright, vested restricted stock, earned performance shares, and shares held in the AEDCP count toward the ownership guidelines; unvested restricted stock and unearned performance shares do not count for this purpose.

Officers who have not yet met their share ownership level after five years are required to retain 100% of the after-tax value of vested long-term equity awards until the share ownership requirement is met. Our chief executive officer retains the right to grant special dispensation for hardship, promotions or new hires. All of our current named executive officers who have held their current positions for five years are in compliance with the share ownership guidelines. The shares owned by our named executive officers are shown in the “Ownership of Voting Securities” table above.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to our chief executive officer and the three other most highly compensated executive officers (excluding our chief financial officer) to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee’s commitment to link compensation with performance as described above, the Committee intends to qualify future compensation paid to our executive officers for deductibility by us under Section 162(m) except in limited appropriate circumstances. We expect that short-term and long-term incentive compensation awarded under our 2010 Omnibus Incentive Plan will qualify for deductibility under Section 162(m). All of our equity compensation plans are accounted for under Financial Accounting Standards Board Accounting Standards, Codification Topic 718.

Conclusion

The Committee is provided with appropriate information and reviews all components of our chief executive officer’s and other executive officers’ compensation. Based on this information, the Committee seeks to implement executive compensation that is appropriately tied to the performance of the executives on behalf of shareowners, employees and customers.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on the Committee’s review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended Dec. 31, 2010, for filing with the SEC.

COMPENSATION AND PERSONNEL COMMITTEE

Ann K. Newhall (Chairperson)

Darryl B. Hazel

Judith D. Pyle

Carol P. Sanders

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to or earned by our chief executive officer, our chief financial officer (which for all of 2010 was Ms. Kampling) and our next three highest paid executive officers for 2010, 2009 and 2008. We refer to such individuals in this proxy statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(7)	Total ($)
William D. Harvey Chairman and Chief Executive Officer	2010	$872,481	$0	$2,384,547	$0	$1,080,625	$403,922	$413,208	$5,154,783
	2009	$832,000	$0	$1,999,511	$0	$0	$147,000	$353,986	$3,332,497
	2008	$850,962	$0	$2,076,264	$0	$0	$2,103,000	$262,562	$5,292,788
Patricia L. Kampling President and Chief Operating Officer/Chief Financial Officer (6)	2010	$403,212	$0	$630,329	$0	$422,500	$529,000	$70,236	$2,055,277

	2009	$294,769	$0	$425,945	$0	$0	$93,000	$42,368	$856,082
Barbara J. Swan Executive Vice President-General Counsel and Chief Administrative Officer	2010	$467,481	$0	$639,769	$0	$366,210	$930,000	$120,452	$2,523,912
	2009	$442,500	$0	$632,437	$0	$0	$45,000	$97,865	$1,217,802
	2008	$377,669	$0	$460,667	$0	$0	$492,000	$84,344	$1,414,680
Dundeana K. Doyle Senior Vice President- Energy Delivery	2010	$279,658	$0	$214,699	$0	$164,619	$246,917	$59,675	$965,568
	2009	$262,800	$0	$176,901	$0	$0	$153,832	$56,821	$650,354
	2008	$256,669	$0	$175,416	$0	$0	$94,791	$44,579	$571,455
Thomas L. Aller Senior Vice President- Energy Resource Development	2010	$280,241	$0	$215,196	$0	$164,970	$170,000	$48,260	$878,667
	2009	$263,385	$0	$177,236	$0	$0	$151,000	$44,053	$635,674
	2008	$269,404	$30,000	$184,012	$0	$0	$0	$40,036	$523,452

(1)

The amounts shown in this column include amounts deferred by the named executive officers in our Alliant Energy Deferred Compensation Plan Stock Account. See “Nonqualified Deferred Compensation.” The amounts shown in this column for 2009 reflect a reduction in the amount of annual base salary that would otherwise have been paid to the named executive officer due to a one week unpaid furlough for all non-bargaining employees in 2009.

(2)

The amount in this column for Mr. Aller in 2008 is a discretionary bonus awarded by the Committee to Mr. Aller in recognition of the leadership he provided us, IPL’s customers and the community of Cedar Rapids, Iowa, during the flood that occurred in June 2008.

(3)

The amounts in this column reflect the aggregate grant date fair value of performance shares, performance contingent restricted stock and time-based restricted stock granted pursuant to our 2002 Equity Incentive Plan in each year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the award values may be found in Note 6(b) to our 2010 audited financial statements contained in our Annual Report on Form 10-K. For the performance shares, the fair value at the grant date is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under Topic 718, excluding the effect of estimated forfeitures. The grant date fair value reflected in this column for performance shares was $1,290,797 for Mr. Harvey; $341,208 for Ms. Kampling; $346,318 for Ms. Swan; $116,221 for Ms. Doyle; and $116,489 for Mr. Aller. The grant date fair value for performance shares at maximum would have been: $2,187,500 for Mr. Harvey; $578,242 for Ms. Kampling; $586,902 for Ms. Swan; $196,958 for Ms. Doyle; and $197,414 for Mr. Aller.

(4)

The amounts in this column represent cash amounts received by the executive officers under our MICP for services performed in 2010 that were paid in 2011. There were no amounts earned under the MICP in 2008 or 2009.

(5)

The amounts in this column reflect (a) the actuarial increase in the present value of the named executive officers benefits under all pension plans established by us determined using the assumptions and methods set forth in footnote (1) to the Pension Benefits table below, which may include amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested, and (b) amounts representing above market interest on nonqualified deferred compensation. The following represents the breakdown for 2010 for each of the change in pension value and above market interest on deferred compensation, respectively, for each named executive officer: Mr. Harvey, $401,000/$2,922; Ms. Kampling, $529,000/$0; Ms. Swan, $930,000/$0; Ms. Doyle, $239,000/$7,917; and Mr. Aller,

$170,000/$0. The changes in the actuarial present values of the named executive officers’ pension benefits do not constitute cash payments to the named executive officers.

(6)	Ms. Kampling became a named executive officer in 2009. She was not a named executive officer in 2008.

(7)	The table below shows the components of the compensation reflected under this column for 2010.

Name	Perquisites and Other Personal Benefits (a)	Registrant Contributions to Defined Contribution Plans (b)	Life Insurance Premiums (c)	Tax Reimbursements (d)	Dividends (e)	Total
William D. Harvey	$18,982	$88,286	$80,542	$23,527	$201,871	$413,208
Patricia L. Kampling	$3,485	$35,691	$1,497	$0	$29,563	$70,236
Barbara J. Swan	$9,521	$35,250	$15,825	$8,464	$51,392	$120,452
Dundeana K. Doyle	$1,985	$25,334	$10,416	$6,248	$15,692	$59,675
Thomas L. Aller	$4,485	$24,069	$2,922	$0	$16,784	$48,260

a)	This amount includes Company contributions to the executive for a consumer driven health plan above the amount provided to other non-bargaining employees enrolled in that plan, premiums for additional long-term disability coverage, executive physicals, and the cost of spousal travel on company owned aircraft. Because an executive’s spouse accompanies the executive on a flight when the executive is traveling for business purposes, we do not incur additional direct operating cost in such situations. However, the personal use of the company owned aircraft is imputed income to the named executive officer and is calculated on Standard Industry Fare Level rates published periodically by the Internal Revenue Service. No named executive officer had a single perquisite item in excess of $10,000.
b)	Matching contributions to 401(k) Savings Plan and the Alliant Energy Deferred Compensation Plan, employer contributions based on age and service to the 401(k) Savings Plan accounts and employer defined contributions to the Excess Retirement Plan.
c)	All life insurance premiums.
d)	Tax reimbursements for reverse split dollar life insurance.
e)	Dividends earned in 2010 on unvested restricted stock.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that we granted to our named executive officers in 2010.

Name	Grant Date		Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards(4)
				Threshold ($) 20%	Target ($) 100%	Maximum ($) 200%	Threshold (#) 50%	Target (#) 100%	Maximum (#) 200%
William D. Harvey	2/22/2010	(2)	2/11/2010				16,799	33,597	67,194	$1,290,797
	2/22/2010	(3)	2/11/2010					33,597		$1,093,750
			2/11/2010	$166,250	$831,250	$1,662,500
Patricia L. Kampling	2/22/2010	(2)	2/11/2010				4,441	8,881	17,762	$341,208
	2/22/2010	(3)	2/11/2010					8,881		$289,121
			2/11/2010	$65,000	$325,000	$650,000
Barbara J. Swan	2/22/2010	(2)	2/11/2010				4,507	9,014	18,028	$346,318
	2/22/2010	(3)	2/11/2010					9,014		$293,451
			2/11/2010	$56,340	$281,700	$563,400
Dundeana K. Doyle	2/22/2010	(2)	2/11/2010				1,513	3,025	6,050	$116,221
	2/22/2010	(3)	2/11/2010					3,025		$98,479
			2/11/2010	$25,326	$126,630	$253,260
Thomas L. Aller	2/22/2010	(2)	2/11/2010				1,516	3,032	6,064	$116,489
	2/22/2010	(3)	2/11/2010					3,032		$98,707
			2/11/2010	$25,380	$126,900	$253,800

(1)

The amounts shown represent the threshold, target and maximum awards that could have been earned by each of our named executive officers under our MICP for 2010 as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Short-Term Incentives.” The threshold payment level under the MICP was 20% of the target amount. The maximum payment level under the MICP was 200% of the target amount. Payments earned for 2010 under the MICP are shown in the “Non-Equity Compensation Plan” column of the Summary Compensation Table.

(2)

The amounts shown represent the threshold, target and maximum amounts of performance shares that were awarded in 2010 to the named executive officers under our 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.” The threshold amount is 50% of the target amount. The maximum amount is 200% of the target amount.

(3)

The amounts shown represent the number of shares of performance contingent restricted stock that were awarded in 2010 to the named executive officers under the 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.” Performance contingent restricted stock awards granted in 2010 accumulate dividends on the same basis as shares of our common stock.

(4)

The grant date fair value of each equity award was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the performance shares, the fair value at the grant date is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under Topic 718, excluding the effect of estimated forfeitures. The grant date fair value as determined by FASB ASC Topic 718 is $38.42.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding stock option awards and unvested stock awards held by our named executive officers on Dec. 31, 2010.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William D. Harvey	11,258		$25.93	2/9/2014
							27,357	$1,005,917	(3)
							26,087	$959,219	(4)
							30,118	$1,107,439	(5)
							107,098	$3,937,993	(6)
							39,041	$1,435,538	(7)
							67,194	$2,470,723	(8)
							34,731	$1,277,059	(9)
Patricia L. Kampling							1,798	$66,112	(3)
							1,902	$69,937	(4)
							2,196	$80,747	(5)
							22,814	$838,871	(6)
							8,317	$305,816	(7)
							17,762	$653,109	(8)
							9,181	$337,585	(9)
Barbara J. Swan							6,806	$250,257	(3)
							5,788	$212,825	(4)
							6,682	$245,697	(5	)(a)
							28,518	$1,048,607	(6	)(b)
							10,396	$382,261	(7	)(c)
							18,028	$662,890	(8	)(d)
							9,318	$342,623	(9	)(e)
Dundeana K. Doyle							1,853	$68,135	(3)
							2,204	$81,041	(4)
							2,545	$93,580	(5)
							9,476	$348,433	(6)
							3,454	$127,004	(7)
							6,050	$222,459	(8)
							3,127	$114,980	(9)
Thomas L. Aller	17,438		$27.79	5/16/2012
	17,438		$16.82	1/21/2013
	18,767		$24.90	1/2/2014
	2,887		$25.93	2/9/2014
							2,427	$89,241	(3)
							2,312	$85,012	(4)
							2,669	$98,139	(5)
							9,494	$349,094	(6)
							3,460	$127,224	(7)
							6,064	$222,973	(8)
							3,134	$115,237	(9)

(1)	The exercise price for all stock option grants is the fair market value of our common stock on the date of grant.

(2)	The values in this column are calculated by using the closing price of our common stock price of $36.77 on Dec. 31, 2010.

(3)

Performance contingent restricted stock granted on Jan. 3, 2007. Vesting occurs if the performance criterion is met in 4 years. The values in the table include credited dividend equivalents. These shares vested and are also reported in the Options Exercised and Stock Vested table.

(4)

Performance shares granted on Jan. 2, 2008. Vesting occurs if the performance criterion is met in 3 years. The values in the table assume target level performance. These shares vested and are also reported in the Options Exercised and Stock Vested table.

(5)	Performance contingent restricted stock granted on Jan. 2, 2008. Vesting occurs if the performance criterion is met in 4 years. The values in the table included credited dividend equivalents.

(6)	Performance shares granted on Feb. 26, 2009. Vesting occurs if the performance criterion is met in 3 years. The values in the table assume maximum level performance.

(7)	Performance contingent restricted stock granted on Feb. 26, 2009. Vesting occurs if the performance criterion is met in 3 or 4 years. The values in the table included credited dividend equivalents.

(8)	Performance shares granted on Feb. 22, 2010. Vesting occurs if the performance criterion is met in 3 years. The values in the table assume maximum level performance.

(9)	Performance contingent restricted stock granted on Feb. 22, 2010. Vesting occurs if the performance criterion is met in 2, 3 or 4 years. The values in the table included credited dividend equivalents.

As a result of Ms. Swan’s retirement, the awards listed above will be prorated pursuant to the terms of her performance contingent restricted stock agreements and performance share agreements as follows:

(a)	If the performance criterion is met, Ms. Swan’s award will be prorated at 36/48 or 5,011 shares.

(b)	If the performance criterion is met, Ms. Swan’s award will be prorated at 24/36 or 19,012 shares.

(c)	If the performance criterion is met, Ms. Swan’s award will be prorated by a fraction, the numerator of which is 24 and the denominator of which is 36 or 48 depending on whether the performance criterion is met in 3 or 4 years, respectively.

(d)	If the performance criterion is met, Ms. Swan’s award will be prorated at 12/36 or 6,009 shares.

(e)	If the performance criterion is met, Ms. Swan’s award will be prorated by a fraction, the numerator of which is 12 and the denominator of which is 24, 36, 48 depending on whether the performance criterion is met in 2, 3 or 4 years, respectively.

OPTION EXERCISES AND STOCK VESTED

The following table shows a summary of the stock options exercised by our named executive officers during 2010 and stock awards vested for the named executive officers during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Long-Term Incentive Plan	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)(6)
William D. Harvey	21,798	$101,677	Time-Based Restricted Stock(2)	17,116	$575,773
	0	$0	Performance Shares	19,565	$733,785
	0	$0	Performance Contingent Restricted Stock	27,653	$1,078,467
Patricia L. Kampling	0	$0	Performance Shares	1,427	$53,520
	0	$0	Performance Contingent Restricted Stock	1,817	$70,863
Barbara J. Swan	0	$0	Time-Based Restricted Stock(4)	1,206	$37,035
	0	$0	Time-Based Restricted Stock(5)	2,528	$93,435
	0	$0	Performance Shares	4,341	$162,809
	0	$0	Performance Contingent Restricted Stock	6,879	$268,281
Dundeana K. Doyle	0	$0	Performance Shares	1,653	$61,996
	0	$0	Performance Contingent Restricted Stock	1,874	$73,086
Thomas L. Aller	12,229	$59,311	Performance Shares	1,734	$65,034
	0	$0	Performance Contingent Restricted Stock	2,454	$95,706

(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of our common stock on the exercise date and the exercise price of options.

(2)

Reflects an amount calculated by multiplying the number of shares of time-based restricted stock which vested for Mr. Harvey on July 11, 2010, and the market price of our common stock, which was $33.64, plus dividend equivalents on such shares.

(3)

Reflects an amount calculated by (i) multiplying the vested number of performance shares by the market price of our common stock on Jan. 3, 2011 of $37.08, plus dividend equivalents on such shares, and (ii) by multiplying the number of vested shares of performance contingent restricted stock, plus accumulated dividends (including fractional amounts not shown), by the market price of our common stock on Feb. 28, 2011 of $39.00.

(4)

Reflects an amount calculated by multiplying the number of shares of time-based restricted stock which vested for Ms. Swan on Jan. 5, 2010, and the market price of our common stock on that date, which was $30.71, plus dividend equivalents on such shares.

(5)

Reflects an amount calculated by multiplying the number of shares of time-based restricted stock, which vested for Ms. Swan on Dec. 31, 2010 due to Ms. Swan’s retirement, and the market price of our common stock on that date, which was $36.965, plus dividend equivalents on such shares.

(6)

Executive officers receiving a payout of their performance shares for the performance period ended Dec. 31, 2010 could elect to receive their award in cash, in shares of common stock, or partially in cash and partially in common stock. All of the named executive officers elected to receive their awards 100% in cash, except Ms. Kampling who received her award 100% in common stock.

PENSION BENEFITS

The table below sets forth the number of years of credited service, the present value of accumulated benefits and payments during 2010 for each of our named executive officers under the Alliant Energy Cash Balance Pension Plan, the Excess Retirement Plan and the Supplemental Retirement Plan, or SERP, which are each described below. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to our named executive officers, which will only be known at the time that they become eligible for payment.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During 2010 ($)
William D. Harvey	Cash Balance Plan	21.0	$805,000	$0
	Excess Plan	23.4	$2,378,000	$0
	SERP	23.4	$7,239,000	$0
		Total	$10,422,000	$0
Patricia L. Kampling	Cash Balance Plan	2.9	$42,000	$0
	Excess Plan	5.3	$16,000	$0
	SERP	5.3	$735,000	$0
		Total	$793,000	$0
Barbara J. Swan	Cash Balance Plan	19.7	$698,000	$0
	Excess Plan	22.1	$467,000	$0
	SERP	22.1	$3,546,000	$0
		Total	$4,711,000	$0
Dundeana K. Doyle	Cash Balance Plan	23.7	$438,000	$0
	Excess Plan	26.1	$39,000	$0
	SERP	26.1	$731,000	$0
		Total	$1,208,000	$0
Thomas L. Aller	Cash Balance Plan	15.2	$179,000	$0
	Excess Plan	17.7	$32,000	$0
	SERP	17.7	$1,689,000	$0
		Total	$1,900,000	$0

(1)

The following assumptions, among others, were used to calculate the present value of accumulated benefits: that the participant retires at age 62; that the benefit calculation date is Dec. 31, 2010, consistent with our accounting measurement date for financial statement reporting purposes; that the discount rate is 5.35% (compared to 5.80% for 2009); that the post-retirement mortality assumption is based on the RP-2000 table with white collar adjustment and a 10-year projection using Scale AA; that the form of payment is 70% lump sum and 30% annuity; and, for participants who are not yet eligible to retire with a SERP benefit, that the SERP accrues ratably over the participant’s career until such eligibility date.

Alliant Energy Cash Balance Pension Plan — Substantially all of our salaried employees, including our named executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan, or Pension Plan, that we maintain. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of Aug. 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of Dec. 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 through Aug. 2, 2008, a participant received annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items). For 1998 through 2008, a participant also received an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on Pension Plan assets for the year. We amended the Pension Plan’s interest crediting rate for 2009 and future years. The new interest crediting rate will be equal to the annual change in the consumer price index, as of October each year, plus 3%.

The life annuity payable under the Pension Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Pension Plan on Aug. 1, 1998, are in no event to receive any less than what would have been provided under the prior formula that was applicable to them, had it continued until Aug. 2, 2008.

All of our named executive officers, with the exception of Ms. Kampling, are “grandfathered” under the applicable prior plan benefit formula. With the exception of Mr. Aller, their estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Pension Plan formula, utilizing current assumptions. Therefore, the benefits for all of our named executive officers, with the exception of Ms. Kampling and Mr. Aller, would currently be determined under the applicable prior plan benefit formula. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Excess Retirement Plan described below. Pension Plan accruals ceased as of Aug. 2, 2008. This “freeze” applies to both the 5% of base pay annual credits to the hypothetical account balance and to the grandfathered prior plan formulas. Subsequent to Aug. 2, 2008, active participants receive enhanced benefits under our 401(k) Savings Plan.

WPL Plan A Prior Formula. One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. Our named executive officers covered by this prior formula are Mr. Harvey and Ms. Swan.

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table (subject to a limit of $245,000 specified by the Internal Revenue Code). Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan) and are reduced by up to 50% of Social Security benefits. The general formula is (i) 55% of final average compensation less 50% of Social Security benefits, the difference multiplied by (ii) a fraction not greater than 1, the numerator of which is the number of years of credit and the denominator of which is 30. This formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Participants are eligible for early retirement if they are over age 55. For each year they would choose to retire and commence benefits prior to age 62, their benefits would be reduced by 5% per year. If benefits commence at or after age 62, there would be no reduction for early commencement prior to the normal retirement age of 65. Mr. Harvey is 61. Ms. Swan was 59 when she retired on Dec. 31, 2010.

IES Industries Pension Plan Prior Formula. Another applicable prior plan formula applies to Ms. Doyle. This formula provides retirement income based on years of service, final average compensation, and Social Security covered compensation. Technically, this formula also applies to Mr. Aller, but his prior plan formula benefit is frozen in the annual amount of $7,607 payable at age 65; therefore, the Cash Balance Pension Plan formula is expected to provide him with a greater benefit.

The benefit formula for Ms. Doyle for service until the Aug. 2, 2008 freeze date is generally the benefit she had accrued under an old formula in existence prior to 1988 plus (i) 1.05% of average monthly compensation for years of service not in excess of 35, plus (ii) 0.50% of average monthly compensation in excess of Social Security covered compensation for years of service not in excess of 35, plus (iii) 1.38% of average monthly compensation for years of service in excess of 35. Compensation generally is the salary amount reported in the Summary Compensation Table (subject to a limit of $245,000 specified by the Internal Revenue Code), with the final average compensation being calculated based on the three highest calendar years of such pay. The formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Excess Retirement Plan — We maintain an unfunded Excess Retirement Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Excess Retirement Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and our actual contributions based on age and service to the 401(k) Savings Plan and what such benefits and contributions would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Supplemental Retirement Plan — We maintain an unfunded Supplemental Retirement Plan, or SERP, to provide incentive for key executives to remain in our service by providing additional compensation that is payable only if the executive remains with us until retirement, disability or death. While the SERP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of our named executive officers. Participants in the SERP must be approved by the Compensation and Personnel Committee.

For Mr. Harvey and Ms. Swan, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the company contributions based on age and service to the 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. Mr. Harvey and Ms. Swan are eligible for early retirement under such provisions. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for participants who have attained age 55 and have a minimum of 10 years of service in a senior executive position with us on or after April 21, 1998. Mr. Harvey and Ms. Swan meet these waiver requirements. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of five years, or for the lifetime of the participant.

For Ms. Kampling and Mr. Aller, the SERP provides for payments of 50% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the company contributions based on age and service to the 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service and five or more years of continuous SERP employment, which age and service requirements Mr. Aller has already satisfied. If a participant retires prior to age 62, the 50% payment under the SERP is reduced by approximately 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in annual installments over a period of five years, or in monthly installments for 18 years. Participants made their elections in December 2008.

For Ms. Doyle, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the company contributions based on age and service to the 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of five years, or in monthly installments for 18 years.

Participants may change their form of payment once, provided that the new election is made at least 12 months prior to their retirement. If such an election is made, benefits under the SERP will not be paid for five years after they otherwise would have been.

For Mr. Harvey, if the lifetime benefit is selected, and for Mr. Aller and Mses. Kampling and Doyle, if the monthly benefit is selected, and in either case the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children, payable for the remainder of the 12 year period. In each case, if the five annual installment benefit is selected and the participant dies prior to receiving five annual payments, payments will continue to any surviving spouse or dependent children, payable for the remainder of the five year period. If the participant dies while still employed by us, the designated beneficiary shall receive a lump sum equal to the discounted value of retirement benefits for 12 years. For Mr. Harvey and Mses. Swan and Doyle, a post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary in addition to the continuation of benefit payments as described above.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information as of Dec. 31, 2010 for each of our named executive officers with respect to the Alliant Energy Deferred Compensation Plan, which is described below.

Name	Executive Contributions in 2010 ($)(1)	Registrant Contributions in 2010 ($)(2)	Aggregate Earnings in 2010 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2010 ($)
William D.Harvey	$306,120	$10,140	$528,552	$0	$5,228,509
Patricia L. Kampling	$32,719	$176	$5,900	$0	$49,275
Barbara J. Swan	$0	$0	$244,599	$0	$1,217,686
Dundeana K. Doyle	$0	$0	$86,644	$0	$495,314
Thomas L. Aller	$0	$0	$75,750	$0	$381,198

(1)	The amounts reported are also reported under the “Salary” or “Non-Equity Incentive Plan Compensation” headings in the Summary Compensation Table for 2010.

(2)	The amounts reported in this column are also reported under the “All Other Compensation” heading in the Summary Compensation Table.

(3)

The following portion of the amount reported in this column, which represents above-market interest on deferred compensation, was reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table for 2010: Mr. Harvey – $2,922; and Ms. Doyle – $7,917.

We maintain the Alliant Energy Deferred Compensation Plan, or AEDCP, under which participants, including our named executive officers, may defer up to 100% of base salary and annual incentive compensation. Participants who have made the maximum allowed contribution to our 401(k) Savings Plan may receive an additional credit to the AEDCP. The credit made in January 2010 was equal to 50% of (a), minus (b), where:

(a) equals the lesser of (i) 8% of base salary for the Plan Year or (ii) the sum of the amounts (if any) contributed by the participant to the 401(k) Savings Plan during the applicable year that were eligible for matching contributions under the 401(k) Savings Plan, plus the amounts deferred by the participant during the applicable year under the AEDCP; and

(b) equals the amount of any matching contributions under the 401(k) Savings Plan on behalf of the participant for the applicable year.

The participant may elect to have his or her deferrals credited to an Interest Account, Equity Account or a Company Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Deferrals and matching contributions credited to the Equity Account are treated as invested in an S&P 500 index fund. Beginning in 2011, participants may have their deferrals credited to additional investment accounts, which will be treated as invested in a mutual fund or other investment vehicle offered under our 401(k) Savings Plan as selected by our Investment Committee. Deferrals and matching contributions credited to the Company Stock Account are treated as though invested in our common stock and are credited with dividend equivalents, which are treated as if reinvested. The shares of common stock identified as obligations under the AEDCP are held in a rabbi trust. Payments from the AEDCP due to death or retirement may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Payments from the AEDCP for any reason other than death or retirement are made in a lump sum. Participants are selected by our chief executive officer. Messrs. Harvey and Aller, and Mses. Kampling, Swan and Doyle are participants in the AEDCP.

We maintain a frozen legacy deferred compensation plan, the IES Deferred Compensation Plan, in which Ms. Doyle maintains a frozen account. An interest credit is provided for the balance in the account at a rate of 11% for the balance in the account prior to July 1, 1993 and 9% on the remainder of the account. This plan was frozen on April 21, 1998 and no amounts have been deferred to the account since then.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables describe potential payments and benefits under our compensation and benefit plans and arrangements to which our named executive officers would be entitled upon termination of employment or change in control of our company. The estimated amount of compensation payable to each of our named executive officers (with the exception of Ms. Swan) in each situation is listed in the tables below assuming that the termination and/or change in control of our company occurred at Dec. 31, 2010 and that our common stock is valued at $36.77, which was the closing market price for our common stock on Dec. 31, 2010. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables. The table below for Ms. Swan shows only the retirement amounts due to her retirement on Dec. 31, 2010.

William D. Harvey	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$875,000	$—	$5,118,750	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,930	$—	$277,204	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$2,490,138	$2,490,138	$2,490,138	$2,490,138	$2,490,138	$2,490,138
Unearned Performance Shares	$1,724,452	$1,724,452	$1,724,452	$1,724,452	$1,724,452	$1,724,452
Outplacement Services	$—	$—	$10,000	$—	$87,500	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$3,955,322	$—
Life Insurance Proceeds	$2,891,235	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$7,105,825	$4,214,590	$5,105,520	$4,214,590	$13,663,366	$4,214,590

Patricia L. Kampling	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$500,000	$—	$2,475,000	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$9,176	$—	$59,544	$—
Lump Sum SERP	$—	$—	$—	$—	$973,000	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$397,153	$397,153	$397,153	$397,153	$397,153	$397,153
Unearned Performance Shares	$388,475	$388,475	$388,475	$388,475	$388,475	$388,475
Outplacement Services	$—	$—	$10,000	$—	$50,000	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$785,628	$785,628	$1,304,804	$785,628	$4,353,172	$785,628

Barbara J. Swan	Death	Disability	Involuntary Termination Without Cause	Retirement(1)	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payments	N/A	N/A	N/A		N/A	N/A
Cash Termination Payment				$—
Life, Medical, Dental Insurance Continuation				$—
Lump Sum SERP				$—
Unvested Stock Options				$—
Unvested Restricted Stock				$—
Unearned Performance Contingent Restricted Stock				$614,758
Unearned Performance Shares				$460,017
Outplacement Services				$—
Tax Preparation Assistance				$—
Legal and Accounting Advisor Services				$—
Excise Tax Gross Up				n/a
Life Insurance Proceeds				$—
Total Pre-tax Benefit				$1,074,775

(1)	Amounts in this column were calculated based on pro-rated shares at target performance. Ms. Swan is eligible to receive payments after the performance periods end if the performance criteria are met.

Dundeana K. Doyle	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$281,400	$—	$816,060	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$9,176	$—	$57,535	$—
Lump Sum SERP	$—	$—	$—	$—	$659,000	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$216,575	$216,575	$216,575	$216,575	$216,575	$216,575
Unearned Performance Shares	$153,221	$153,221	$153,221	$153,221	$153,221	$153,221
Outplacement Services	$—	$—	$10,000	$—	$28,140	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	$(114,700)	n/a
Life Insurance Proceeds	$373,889	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$743,685	$369,796	$670,372	$369,796	$1,825,831	$369,796

Thomas L. Aller	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$282,000	$—	$817,800	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,930	$—	$29,562	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$221,392	$221,392	$221,392	$221,392	$221,392	$221,392
Unearned Performance Shares	$153,527	$153,527	$153,527	$153,527	$153,527	$153,527
Outplacement Services	$—	$—	$10,000	$—	$28,200	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$374,919	$374,919	$672,849	$374,919	$1,260,481	$374,919

Change in Control Agreements

We currently have in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including our named executive officers, and certain of our key employees, except Ms. Swan who retired on Dec. 31, 2010. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (in the case of Mr. Harvey and Ms. Kampling) or two years (in the case of Mr. Aller and Ms. Doyle) after a change in control of our company (as defined below), the officer’s employment is ended through (a) termination by us, other than by reason of death or disability or for cause (as defined below) or (b) termination by the officer for good reason (as defined below).

The KEESAs provide the following benefits, each of which are reflected in the tables above assuming the maximum potential amounts payable pursuant to the terms of the KEESAs:

•	reimbursement for up to 10% of the officer’s annual base salary for outplacement services;

•	continuation of life, hospital, medical and dental insurance coverage for up to three years (in the case of Mr. Harvey and Ms. Kampling) or two years (in the case of Mr. Aller and Ms. Doyle);

•

full vesting of the officer’s accrued benefit under any supplemental executive retirement plan, or SERP, and in any defined contribution retirement plan and deemed satisfaction of any minimum years of service requirement under the SERP (the amounts shown in the tables above assume a lump sum form of payment under the SERP using the 2010 lump sum interest rate of 3.21% and a single life annuity or lump sum payment under our qualified Cash Balance Pension Plan and nonqualified Unfunded Excess Plan), provided that the SERP benefit will not be received until the executive officer reaches age 55;

•	full vesting of any time-based restricted stock and stock options;

•	payment at target of all performance plan awards pursuant to any long-term incentive plan on a pro rata basis unless the award cycle has been in effect less than six months;

•

a cash termination payment of up to three times (in the case of Mr. Harvey and Ms. Kampling) or two times (in the case of Mr. Aller and Ms. Doyle) the sum of the officer’s annual base salary and the greater of the officer’s target bonus for the year in which the termination date occurs or the officer’s bonus in the year prior to the change in control which is immediately payable up to $490,000 (the limit provided in Section 409A of the Internal Revenue Code), with any amounts over $490,000 payable in six months after the termination date; and

•	reimbursement for up to $10,000 in legal or accounting advisor fees.

In addition, the KEESA for Mr. Harvey provides that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the officer the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. In determining the amount of the excise tax gross-up included in the tables above, we made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 7.75% state income tax rate for Mr. Harvey; the calculation also assumes that we would pay 18 months of COBRA coverage, the performance period for outstanding performance contingent restricted stock would be two years and that we can prove that the awards of performance contingent restricted stock and performance shares in 2010 were not made in connection with or contemplation of a change of control of our company. Furthermore, it was assumed that no value will be attributed to reasonable compensation under any non-competition agreement. At the time of any change in control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax. The KEESA for Ms. Kampling provides that if any portion of the benefits under the KEESA or under any other agreement would constitute an excess parachute payment for purposes of the Internal Revenue Code, she may receive the better of either a payment $1 less than the maximum amount she may receive without becoming subject to the 20% excise tax, or receive the fully calculated payment subject to applicable excise taxes, for which she would be personally responsible. The KEESAs for Mr. Aller and Ms. Doyle provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment,” then the payments will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which the officer could receive without becoming subject to the 20% excise tax or which we may pay without loss of deduction under the Internal Revenue Code. For Ms. Doyle, the potential payment and benefit amounts shown in the tables above reflect this cutback provision from her KEESA.

In consideration of the KEESA benefits, the executive officer agrees not to compete with us for a period of one year after the executive officer leaves us and to keep in confidence any proprietary information or confidential information for a period of five years after the executive officer leaves us. Both of these conditions can be waived in writing by our Board of Directors.

Under the KEESAs, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power;

•	there is a change in the composition of our Board of Directors that is not approved by at least two-thirds of the existing directors;

•

our shareowners approve a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) in which our shareowners control less than 50% of combined voting power after the merger, consolidation or share exchange;

•	our shareowners approve of a plan of complete liquidation or dissolution or an agreement for the sale or disposition by us of all or substantially all of our assets.

Under the KEESAs, the term “cause” means:

•	engaging in intentional conduct that causes us demonstrable and serious financial injury;

•	conviction of a felony that substantially impairs the officer’s ability to perform duties or responsibilities; or

•	continuing willful and unreasonable refusal by an officer to perform duties or responsibilities.

Under the KEESAs, the term “good reason” means:

•	a material breach of the agreement by us;

•	a material diminution in the officer’s base compensation;

•	a material diminution in the officer’s authority, duties, or responsibilities, including a material diminution in the budget over which he or she retains authority; or

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the officer is required to report, including a requirement that he or she report to a corporate officer or employee instead of reporting directly to the board of directors.

Stock Option Agreements

The agreements under which we have awarded stock options to our executive officers provide that:

•	if the officer’s employment is terminated by reason of death or disability, then the options will immediately vest and remain exercisable for twelve months after such termination;

•

if the officer’s employment is terminated by reason of retirement after satisfying the minimum requirements for early retirement under the Alliant Energy Cash Balance Pension Plan, then the options will immediately vest and may be exercised for three years after such termination; and

•

upon a change in control of our company, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, the options will immediately vest and become exercisable.

None of our named executive officers have unvested stock options.

Performance Contingent Restricted Stock Agreements and Performance Share Agreements

The agreements under which we have awarded performance contingent restricted stock and performance shares to our executive officers provide that:

•

if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, involuntary termination without cause (which means the admission by or conviction of the officer of an act of fraud, embezzlement, theft, or other criminal act constituting a felony involving moral turpitude) or retirement (which means after the officer has reached age 55 with 10 years of service), then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period to the total number of months in the performance period; and

•

if a change in control of our company, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, at least 180 days after the date of the award, then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period up to the change in control to 36.

The tables above include the amounts attributable to the pro rata shares that would be received by our named executive officers valued at the closing price of our common stock on Dec. 31, 2010 assuming, in the case of a termination by reason of death, disability, involuntary termination without cause or retirement, that the applicable performance contingency was satisfied at target level performance.

Executive Severance Plan

We also maintain a general executive severance plan for our executive officers and general managers that applies when the officer’s or manager’s position is eliminated or significantly altered by us. The plan provides for a minimum level of severance pay equal to one times base salary, except that any amount over the Internal Revenue Code Section 409A limit (currently about $490,000) will be delayed for six months, payment of prorated incentive compensation as within the discretion of the chief executive officer, up to 18 months of COBRA coverage, six months of which are paid by us, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. Eligibility for benefits under this plan is conditioned upon the executive executing a severance agreement and release form. All executive officer severance packages are approved by the Compensation and Personnel Committee.

Life Insurance Proceeds

The amounts shown in the tables above reflect proceeds to be paid to the executive officer’s beneficiaries pursuant to life insurance policies we offer that are not otherwise available to all employees (i.e., split dollar and/or reverse split dollar policies, as applicable).

Pension Plans

The tables above do not include any amounts for the Alliant Energy Cash Balance Pension Plan or the unfunded Excess Retirement Plan because those plans are not impacted by the nature of the termination of employment nor whether or not there has been a change in control of our company. The tables above also do not include any amounts for the Supplemental Retirement Plan other than in the event of a termination after a change in control because that plan is not impacted by the nature of the termination of employment unless there has been a change in control of our company, in which case the benefits under the Supplemental Retirement Plan may be enhanced under the KEESA as described above under “Change in Control Agreements.”

Compensation Committee Risk Assessment

In December 2010, the Compensation and Personnel Committee undertook an assessment of our general compensation policies and practices for all employees, including our non-regulated businesses, to evaluate whether risks arising from these policies and practices were reasonably likely to have a material adverse effect on us. The Committee did not recommend or implement any material changes in 2011 as a result of its assessment, but has identified or implemented the following features of our policies and practices that it believes serve to mitigate any risks arising from our compensation policies and practices:

•	Use of a mix of short-term and long-term incentive awards to provide an appropriate balance of short and long-term risk and reward horizons;

•	Use of a variety of performance metrics for incentive awards to avoid excessive focus on a single measure of performance;

•	Caps on incentive awards to reduce incentives to take short-term or inappropriately risky measures to increase payouts in any given year;

•	Review of our compensation programs for reasonableness by our state utility commissions mitigates risk;

•	Claw-back policies that provide us with the ability to recoup short-term and long-term incentive awards under appropriate circumstances; and

•	Stock ownership requirements for certain executives, including our named executive officers, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

PROPOSAL TWO

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter both to us and to our shareowners. We are asking shareowners to vote, on a non-binding basis, on a resolution approving the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement.

We have in the past sought approval from shareowners regarding incentive compensation plans. Those incentive plans, including the 2010 Omnibus Incentive Plan approved by our shareowners at the 2010 Annual Meeting of Shareowners, make up a significant amount of the pay that we provide to our executives. This incentive plan enables us to motivate our employees and focus them on our financial and strategic objectives. These financial and strategic objectives are important to executing our strategic plan, delivering long-term value to our shareowners and customers, and sustaining our credibility with investors.

The Compensation and Personnel Committee of our Board of Directors has overseen the development and implementation of our executive compensation programs. We have designed our compensation programs to align management interests with the interests of our shareowners and customers by directly linking a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareowner value. The Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth and development strategy. We are, therefore, as required by Section 14A of the Securities Exchange Act of 1934, asking shareowners to vote in favor of the resolution below.

The Committee bases its executive compensation decisions on our core compensation objectives as more fully described in the Compensation Discussion and Analysis, including the following:

•	furthering our strategic plan by strengthening the relationship between pay and performance by emphasizing variable at-risk compensation;

•	aligning executives’ and employees’ interests with those of our shareowners and our customers; and

•	ensuring that we attract and retain talented employees through competitive compensation that is comparable to other similar companies.

We believe that our existing compensation programs have been effective at motivating our key executives, including our named executive officers, to achieve enhanced performance and results for our company, effectively aligning compensation with performance results, giving our executives an ownership interest in our company so their interests are aligned with our shareowners, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors.

With our core compensation objectives in mind, the Committee has taken compensation actions in recent years including the following:

•	maintaining base salaries close to the median of our market reference point for similar positions;

•	maintaining the structure of our short-term and long-term incentive awards generally to provide compensation around the median of our market reference point for similar positions;

•	setting performance objectives which are consistent with our pay for performance philosophy resulting in the first short-term incentive payment in three years for 2010;

•	structuring a new change-in-control agreement for our newest executive vice president that does not include excise tax gross-ups;

•	structuring our short-term incentive plan for fiscal year 2010 on the basis of forecasted performance of our company rather than simply basing the awards on historical results;

•	establishing a claw-back policy for short-term incentives and designing incentive plan features that mitigate risk to shareowners; and

•	eliminating a flexible perquisite program and limiting the number and value of other perquisites.

As a reflection of our emphasis on performance standards and variable at-risk compensation, all of our short-term (annual) and equity-based awards in 2010 were granted contingent upon the achievement of performance goals. As a result, on average in the aggregate, approximately 70% of our named executive officers’ target total compensation for 2010 was dependent on performance. We did not grant any equity-based awards in 2010 that were subject only to time-based vesting conditions.

We will continue to design and implement our executive compensation programs and policies in line with our philosophy to promote superior performance results and generate greater value for our shareowners and customers.

The Board would like the support of our shareowners for the compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote on the compensation of our named executive officers allows our shareowners to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and shareowners’ interests, we ask that our shareowners approve the compensation of our named executive officers. Accordingly, for the reasons we discuss above, the Board recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the shareowners approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this Proxy Statement.”

The votes cast “for” must exceed the votes cast “against” the proposal at the Annual Meeting (assuming a quorum is present) to approve the compensation of our named executive officers as disclosed in this proxy statement. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. This advisory vote on the compensation of our named executive officers is not binding on us, our Board or the Compensation and Personnel Committee. However, our Board and the Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote “FOR” approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

We are also seeking a vote, on a non-binding, advisory basis, on a resolution regarding the frequency of the advisory vote on the compensation of our named executive officers as disclosed pursuant to the executive compensation disclosure rules of the SEC. Shareowners may vote to approve holding an advisory vote on the compensation of our named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, every one, two or three years.

After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to shareowners, the Board recommends submitting the advisory vote on the compensation of our named executive officers to our shareowners annually.

We believe an annual advisory vote on the compensation of our named executive officers will allow us to obtain information on shareowners’ views of the compensation of our named executive officers on a more consistent basis. In addition, we believe an annual advisory vote on the compensation of our named executive officers will provide our Board and the Compensation and Personnel Committee with frequent input from shareowners on our compensation programs for our named executive officers. Finally, we believe an annual advisory vote on the compensation of our named executive officers promotes corporate transparency while also allowing shareowners frequent direct input on our compensation philosophy, policies and programs.

For the reasons discussed above, the Board recommends that shareowners vote in favor of holding an advisory vote on the compensation of our named executive officers at an annual meeting of shareowners every year. In voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, shareowners should be aware that they are not voting “for” or “against” the Board’s recommendation to vote for a frequency of every year for holding future advisory votes on the compensation of our named executive officers. Rather, shareowners will be casting votes to recommend an advisory vote on the compensation of our named executive officers which may be every one, two or three years, or they may abstain entirely from voting on the proposal.

The particular frequency of the advisory vote on the compensation of our named executed officers receiving the greatest number of votes for such frequency at the Annual Meeting (assuming a quorum is present) will be the frequency of the advisory vote on the compensation of our named executive officers that shareowners approve. Abstentions and broker non-votes will not constitute a vote for any particular frequency. The option on the frequency of the advisory vote on the compensation of our named executive officers that receives the most votes from shareowners will be considered by the Board and Compensation and Personnel Committee as the shareowners’ recommendation as to the frequency of future advisory votes on the compensation of our named executive officers. However, the outcome of this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers is not binding on us or our Board. Nevertheless, our Board will review and consider the outcome of this vote when making determinations as to when the advisory vote on the compensation of our named executive officers will again be submitted to shareowners for approval at an annual meeting of shareowners.

The Board of Directors recommends a vote for submitting the advisory vote on the compensation of our named executive officers to shareowners every “1 YEAR.”

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to, or earned by, our non-employee directors during 2010.

Name(1)	Fees Earned or Paid in Cash ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael L. Bennett	$173,500	$12,462	$185,962
Darryl B. Hazel	$148,500	$0	$148,500
Singleton B. McAllister	$145,000	$17,555	$162,555
Ann K. Newhall	$150,000	$12,462	$162,462
Dean C. Oestreich	$150,000	$0	$150,000
David A. Perdue	$148,500	$21,892	$170,392
Judith D. Pyle	$145,000	$5,574	$150,574
Carol P. Sanders	$158,500	$0	$158,500

(1)

Directors who also are employees, such as Mr. Harvey, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation received by Mr. Harvey as our employee during and for 2010 is shown in the Summary Compensation Table.

(2)

The amounts shown in this column include the following aggregate dollar amounts deferred and the equivalent number of shares of common stock acquired by each of the following directors in our Alliant Energy Deferred Compensation Plan Stock Account: Mr. Bennett $72,300 or 2,237 shares at $32.32 per share and $101,200 or 3,192 shares at $31.70 per share; Mr. Hazel $15,500 or 480 shares at $32.32 per share and $21,625 or 682 shares at $31.70 per share; Ms. Newhall $75,000 or 2,321 shares at $32.32 per share; Mr. Oestreich $75,000 or 2,321 shares at $32.32 per share; Mr. Perdue $61,900 or 1,915 shares at $32.32 per share and $86,600 or 2,732 shares at $31.70 per share; and Ms. Sanders $55,475 or 1,716 shares at $32.32 per share.

(3)	The amounts in this column reflect the amounts attributable to director charitable award premiums and, in the case of Ms. Pyle, $137 for imputed income on director life insurance.

Retainer Fees — In 2010, all non-employee directors, each of whom served on the Boards of the Company, IPL and WPL, received an annual retainer for service on all Boards consisting of $145,000 in cash. Also in 2010, the Chairperson of the Audit Committee received an additional $13,500 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees received an additional $5,000 cash retainer; other members of the Audit Committee received an additional $3,500 cash retainer; and the Lead Independent Director received an additional $20,000 cash retainer.

Meeting Fees — In 2010, directors did not receive any additional compensation for attendance at Board or Committee meetings.

Other — Pursuant to our directors’ expense reimbursement policy, we reimburse all directors for travel and other necessary business expenses incurred in the performance of their responsibilities for us. Committees are provided the opportunity to retain outside independent advisors, as needed. We also extend coverage to directors under our travel accident and directors’ and officers’ indemnity insurance policies.

Receipt of Fees in Stock — For fees paid in 2010, each director was encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of our common stock pursuant to our Shareowner Direct Plan or to defer such amount through the Company Stock Account in the Alliant Energy Deferred Compensation Plan. For fees paid in 2011, the Compensation and Personnel Committee and the Nominating and Governance Committee again recommended that each non-employee director voluntarily elect to receive a portion of his or her cash retainer to purchase shares of our common stock. Under our 2010 Omnibus Incentive Plan, in the discretion of, and subject to restrictions imposed by the Compensation and Personnel Committee, a non-employee director may elect to receive, or the Compensation and Personnel Committee may require that a non-employee director will be paid, all or any portion of his or her annual cash retainer payment or other cash fees for serving as a director in the form of shares of common stock under that Plan.

Share Ownership Guidelines — Pursuant to our Articles of Incorporation, directors are required to be shareowners. The target share ownership level is the number of shares equal to the value of two times the annual retainer amount received by each of the non-employee directors. The achievement of this ownership level is to be accomplished by each director within five years of joining the Board or as soon thereafter as practicable. Shares held by directors in the Shareowner Direct Plan and the Deferred Compensation Plan are included in the target goal. As of Feb. 28, 2011, all non-management directors, had met the target ownership level. We will continue to monitor the status of the target ownership levels and review them with the Board of Directors.

Alliant Energy Deferred Compensation Plan — Under our Alliant Energy Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Amounts deposited to the Equity Account are treated as invested in an S&P 500 index fund. Amounts deposited to a Company Stock Account are treated as though invested in our common stock and will be credited with dividend equivalents, which will be treated as if reinvested. For 2011, the Plan was amended to permit deferrals into additional investment accounts. The director may elect that the Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years.

Directors’ Charitable Award Program — We maintain a Director’s Charitable Award Program applicable to certain members of our Board of Directors beginning after three years of service. The Board has terminated this Program for all directors who joined the Board after January 1, 2005. The participants in this Program currently are Mr. Bennett, Ms. McAllister, Ms. Newhall, Mr. Perdue and Ms. Pyle. The purpose of the Program is to recognize our directors’ interest in supporting worthy charitable institutions. Under the Program, when a director dies, we will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the Program. We take all deductions for charitable contributions, and we fund the donations through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of our cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to us. The cost to us of the Program for the individual directors in 2010 is included in the Director Compensation table above.

Directors’ Life Insurance Program — We maintain a split-dollar Directors’ Life Insurance Program for non-employee directors. In November 2003, the Board of Directors terminated this insurance benefit for any director not already having the required vesting period of three years of service and for all new directors. The only active director participant in this program is Ms. Pyle. The Program provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Program is structured to pay a portion of the total death benefit to us to reimburse us for all costs of the Program, including a return on its funds. The Program, over its life, will not result in any material cost to us. During 2010, there was no cost incurred under the program for current directors.

Alliant Energy Matching Gift Program — Directors are eligible to participate in the Alliant Energy Foundation, Inc. matching gift program, which is generally available to all employees and retirees. Under this program, the foundation matches 100% of charitable donations over $25 to eligible charities up to a maximum of $10,000 per year for each director.

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of our Board of Directors is composed of four directors, each of whom is independent under the NYSE listing standards and SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

Our management is responsible for our internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America and on our internal controls over financial reporting. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, as amended, SEC regulations and NYSE requirements.

Our independent registered public accounting firm has provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the Committee discussed with the independent registered public accounting firm its independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting. In accordance with the policy, the Committee pre-approved all audit, audit-related, tax and other permitted services performed by Deloitte & Touche LLP and its affiliates and related entities in 2010.

The fees that were billed to the Company by its independent registered public accounting firm for work performed on behalf of our Company and our subsidiaries for 2009 and 2010 were as follows:

	2009	2010
Audit Fees	$2,412,000	$2,323,000
Audit-Related Fees	336,000	570,000
Tax Fees	1,387,000	279,000
All Other Fees	16,000	19,000

Audit fees consisted of the fees billed for the audits of (i) the consolidated financial statements of our Company and our subsidiaries; and (ii) the effectiveness of internal controls over financial reporting; and for (iii) reviews of financial statements included in Form 10-Q filings; and (iv) services normally provided in connection with statutory and regulatory filings such as financing transactions.

Audit-related fees consisted of the fees billed for services rendered related to employee benefits plan audits and attest services not required by statute or regulations for 2010 and 2009. Audit-related fees for 2010 also included fees billed for an assessment of International Financial Reporting Standards.

Tax fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the tax professional staff of affiliates of the independent registered public accounting firm, except those rendered in connection with the audit.

All other fees consisted of license fees for accounting research software products, seminars and other education programs.

The Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining independence of the independent registered public accounting firm.

The Committee discussed with our internal auditor and independent registered public accounting firm the overall scopes and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls and overall quality of our financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

AUDIT COMMITTEE

Carol P. Sanders (Chairperson)

Michael L. Bennett

Darryl B. Hazel

David A. Perdue

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending Dec. 31, 2011, as well as to report as to the effectiveness of internal controls over financial reporting of the Company as of Dec. 31, 2011, and is requesting that its shareowners ratify such appointment.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2009 and 2010, is set forth in the “Report of the Audit Committee.”

The votes cast “for” must exceed the votes cast “against” the proposal at the Annual Meeting (assuming a quorum is present) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. If the appointment is not ratified, the failure by the shareowners to ratify will be considered by the Audit Committee as an indication that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the shareowners ratify the appointment, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

The Board of Directors recommends that shareowners vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers to file reports of ownership and changes in ownership of the Company’s common stock and subsidiary preferred stock with the SEC and furnish copies of those reports to us. As a matter of practice, the Company’s Shareowner Services Department assists the Company’s directors and executive officers in the preparation of initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf. In 2010, there were two instances where these reports were filed untimely. Thomas L. Hanson had a late Form 4 for the exercise of non-qualified stock options. Joel J. Schmidt had a late amended Form 3 due to an omission of certain beneficial ownership on the original Form 3 that was filed. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all other reporting persons of the Company satisfied the filing requirements in 2010.

We will furnish to any shareowner, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010. You may obtain a copy of the Form 10-K by writing Alliant Energy Shareowner Services at 4902 North Biltmore Lane, P.O. Box 14720, Madison, WI 53708-0720 or via email at shareownerservices@alliantenergy.com.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary and

Assistant General Counsel

COMPANY #
To vote by Internet or telephone, see reverse side of this proxy card.

2011 ANNUAL MEETING - MAY 10, 2011

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2, for “1 YEAR” on Proposal 3 and “FOR” Proposal 4.

1. Election of directors:	Nominees for terms ending in 2014:	☐ FOR all nominees	☐ WITHHOLD AUTHORITY
	(01) William D. Harvey	(except as marked to	(to vote for all nominees)
	(02) Singleton B. McAllister	the contrary below)

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box.)

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2. Advisory vote on approval of the compensation of the Company’s named executive officers.	☐ For	☐ Against	☐ Abstain
3. Advisory vote on the frequency of advisory votes on the compensation of the Company’s named executive officers.	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain
4. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.	☐ For	☐ Against	☐ Abstain

This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, then the proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2, for “1 YEAR” on Proposal 3, “FOR” Proposal 4 and in the discretion of the proxies upon such other matters what may properly come before the meeting or any adjournment or postponement thereof.

☐	I (we) will attend the annual meeting in Cedar Rapids, IA. Registration is required at the meeting.

☐	I (we) consent to access future notices of annual meetings, proxy statements and annual reports electronically through the Internet, instead of receiving these materials by mail.

(Important information contained on reverse side; please read.)

Date

Signature (s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ALLIANT ENERGY CORPORATION

2011 Annual Meeting of Shareowners

Tuesday, May 10, 2011, at 1:00 p.m. (Central Daylight Time)

The Hotel at Kirkwood Center

7725 Kirkwood Blvd., S.W.

Cedar Rapids, IA 52404

(at the corner of Kirkwood Blvd. and 76th Ave. S.W.)

Photo ID required for entry.

www.wellsfargo.com/shareownerservices

1-800-356-5343

To access the Alliant Energy Corporation Annual Report and Proxy Statement on the Internet, please open Alliant Energy’s website at www.alliantenergy.com/eproxy. We encourage you to check out Alliant Energy’s website to see how easy and convenient it is. Click on the Annual Report link for the Annual Report and Proxy Statement. You may print or just view these materials.

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Wells Fargo Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873	proxy

This proxy is solicited on behalf of the Board of Directors of Alliant Energy Corporation.

The undersigned appoints William D. Harvey and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Alliant Energy Corporation (the “Company”), held of record in the name of the undersigned (including any shares held or credited to the undersigned’s account under the Company’s Shareowner Direct Plan, the IES Employee Stock Ownership Plan, and the Alliant Energy Corporation 401(k) Savings Plan) at the close of business on March 17, 2011, at the Annual Meeting of Shareowners of the Company to be held at The Hotel at Kirkwood Center, Cedar Rapids, IA on May 10, 2011 at 1:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting of Shareowners dated March 30, 2011 and accompanying Proxy Statement, subject to any directions indicated on the reverse side of this card. This proxy also serves as a voting instruction card to the trustee, JP Morgan, for shares, if any, held in the trust for the Alliant Energy Corporation 401(k) Savings Plan.

INTERNET www.eproxy.com/LNT Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 9, 2011.	PHONE 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 9, 2011.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your proxy card must be received by May 10, 2011.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

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